                                                                    EXHIBIT 10.1
                                                                [EXECUTION COPY]

================================================================================

                                 [JPMORGAN LOGO]

                                CREDIT AGREEMENT

                                   dated as of

                                  June 27, 2003

                                      among

                                QUIKSILVER, INC.
                                 NA PALI, S.A.S.
                              QUIKSILVER JAPAN K.K.
                          UG MANUFACTURING CO. PTY LTD.
                                  as Borrowers,

                            The Lenders Party Hereto

                                       and

                              JPMORGAN CHASE BANK,
                             as Administrative Agent

                         UNION BANK OF CALIFORNIA, N.A.,
                  as Syndication Agent and Joint Lead Arranger

                               FLEET NATIONAL BANK
                              BANK OF AMERICA, N.A.
                              as Syndication Agents

                         U.S. BANK NATIONAL ASSOCIATION
                             as Documentation Agent

                          J.P. MORGAN SECURITIES INC.,
                   as Sole Bookrunner and Joint Lead Arranger

================================================================================

                                TABLE OF CONTENTS

                                                                                        Page
ARTICLE 1.

DEFINITIONS.........................................................................      1
   1.1   Defined Terms..............................................................      1
   1.2   Other Definitional Provisions..............................................     18

ARTICLE 2.

AMOUNT AND TERMS OF LOANS AND LETTERS OF CREDIT; COMMITMENT AMOUNTS.................     19
   2.1A  Revolving Loans and Letters of Credit; Loan Commitment Amounts.............     19
   2.1B  Swing Line Loans; Swing Line Commitment....................................     23
   2.2   Letters of Credit..........................................................     25
   2.3   Optional Prepayments; Optional Commitment Reductions.......................     30
   2.4   Mandatory Prepayments......................................................     31
   2.5   Conversion and Continuation Options........................................     31
   2.6   Minimum Amounts of Tranches................................................     32
   2.7   Interest Rates and Payment Dates...........................................     32
   2.8   Computation of Interest and Fees...........................................     33
   2.9   Inability to Determine Interest Rate.......................................     34
   2.10  Pro Rata Treatment and Payments............................................     34
   2.11  Illegality.................................................................     34
   2.12  Increased Costs............................................................     35
   2.13  Taxes......................................................................     36
   2.14  Indemnity..................................................................     37
   2.15  Unused-Commitment Fees.....................................................     37
   2.16  Mitigation of Costs........................................................     38
   2.17  Quiksilver Europa Equity Pledge............................................     38
   2.18  Determination of US Dollar Equivalent......................................     39
   2.19  Break Funding Payments.....................................................     39

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES......................................................     39
   3.1   Organization and Good Standing.............................................     39
   3.2   Power and Authority........................................................     40
   3.3   Validity and Legal Effect..................................................     40
   3.4   No Violation of Laws or Agreements.........................................     40
   3.5   Title to Assets; Existing Encumbrances.....................................     40
   3.6   Taxes and Assessments......................................................     40
   3.7   Litigation and Legal Proceedings...........................................     41
   3.8   Accuracy of Financial Information..........................................     41
   3.9   Accuracy of Other Information..............................................     41

   3.10  Compliance with Laws Generally.............................................     41
   3.11  ERISA Compliance...........................................................     42
   3.12  Environmental Compliance...................................................     42
   3.13  Federal Regulations........................................................     43
   3.14  Fees and Commissions.......................................................     43
   3.15  Solvency...................................................................     43
   3.16  Investment Company Act; Other Regulations..................................     43
   3.17  Nature of Business.........................................................     44
   3.18  Ranking of Loans...........................................................     44
   3.19  Subsidiaries...............................................................     44

ARTICLE 4.

CONDITIONS PRECEDENT................................................................     44
   4.1   Conditions to Closing......................................................     44
   4.2   Conditions to Each Loan or Letter of Credit................................     45
   4.3   Conditions Susequent.......................................................     46

ARTICLE 5.

AFFIRMATIVE COVENANTS...............................................................     47
   5.1   Financial Statements.......................................................     47
   5.2   Certificates; Other Information............................................     48
   5.3   Payment of Obligations.....................................................     49
   5.4   Conduct of Business; Maintenance of Existence and Licenses; Contractual
           Obligations..............................................................     49
   5.5   Maintenance of Property; Insurance.........................................     49
   5.6   Inspection of Property; Books and Records; Discussions.....................     50
   5.7   Environmental Laws.........................................................     50
   5.8   Use of Proceeds............................................................     51
   5.9   Compliance with Laws, Etc..................................................     51
   5.10  Guarantees, Etc............................................................     51

ARTICLE 6.

NEGATIVE COVENANTS..................................................................     52
   6.1   Financial Condition Covenants..............................................     52
   6.2   Limitation on Indebtedness.................................................     52
   6.3   Limitation on Liens........................................................     53
   6.4   Limitation on Fundamental Changes..........................................     54
   6.5   Limitation on Sale of Assets...............................................     55
   6.6   Limitation on Dividends....................................................     55
   6.7   Limitation on Investments, Loans and Advances..............................     55
   6.8   Transactions with Affiliates...............................................     56
   6.9   Fiscal Year................................................................     56
   6.10  Sale-Leaseback Transactions................................................     56
   6.11  Unfunded Liabilities.......................................................     56

   6.12  Hedging Obligations........................................................     57

ARTICLE 7.

EVENTS OF DEFAULT...................................................................     57

ARTICLE 8.

THE AGENT...........................................................................     60
   8.1   Appointment................................................................     60
   8.2   Delegations of Duties......................................................     60
   8.3   Exculpatory Provisions.....................................................     60
   8.4   Reliance by the Agent......................................................     60
   8.5   Notice of Default..........................................................     61
   8.6   Non-Reliance on the Agent and Other Lenders................................     61
   8.7   Indemnification............................................................     62
   8.8   The Agent in Its Individual Capacity.......................................     62
   8.9   Successor Agent............................................................     62
   8.10  Any Syndication Agent and the Documentation Agent..........................     63

ARTICLE 9.

MISCELLANEOUS.......................................................................     63
   9.1   Amendments and Waivers.....................................................     63
   9.2   Notices....................................................................     64
   9.3   No Waiver; Cumulative Remedies.............................................     64
   9.4   Survival of Representations and Warranties.................................     64
   9.5   Payment of Expenses and Taxes..............................................     65
   9.6   Successors and Assigns; Participations; Purchasing Lenders.................     65
   9.7   Adjustments; Setoff........................................................     68
   9.8   Counterparts...............................................................     69
   9.9   Severability...............................................................     69
   9.10  Integration................................................................     69
   9.11  GOVERNING LAW..............................................................     69
   9.12  WAIVER OF JURY TRIAL.......................................................     69
   9.13  Acknowledgements...........................................................     70
   9.14  Intercreditor Agreement....................................................     70
   9.15  Headings...................................................................     70
   9.16  Copies of Certificates, Etc................................................     70
   9.17  Confidentiality............................................................     70

Exhibits

A-1      Revolving Note
A-2      Swing Line Note
B        Assignment and Assumption
C        No Default/Representation Certificate
D-1      Form of New Lender Supplement
D-2      Form of Commitment Increase Supplement
E        Covenant Compliance Certificate
F        Continuation Notice
G        Revolving Loan Borrowing Notice
H-1      Swing Line Borrowing Notice
H-2      Swing Line Loan Participation Certificate
I        Intercreditor Agreement
J        Security Agreement
K        Guarantee
L        Guarantor Security Agreement

Schedules

2.2      Letters of Credit Deemed to be Letters of Credit Issued on the Closing Date
3.1      Jurisdictions of Organization or Qualification to Conduct Business
3.5A     Liens Against Assets of Quiksilver and Each Subsidiary
3.5B     Operating Names/Trade Names
3.7      Litigation
3.19     Subsidiaries
6.2      Existing Indebtedness and Other Credit Facilities
6.7      Existing Investments

         THIS CREDIT AGREEMENT, dated as of June 27, 2003, among (1) QUIKSILVER, INC., a Delaware corporation ("Quiksilver"), NA PALI, S.A.S., QUIKSILVER JAPAN K.K., and UG MANUFACTURING CO. PTY LTD (individually, a "Borrower" and collectively, the "Borrowers"), (2) the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders"), (3) JPMORGAN CHASE BANK, as administrative agent for the Lenders hereunder (in such capacity, the "Agent"), (4) UNION BANK OF CALIFORNIA, N.A., as Syndication Agent and Joint Lead Arranger, (5) BANK OF AMERICA, N.A. and FLEET NATIONAL BANK, as Syndication Agents, (6) U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent, and (7) J.P. MORGAN EUROPE LIMITED, as Multicurrency Agent.

         The parties hereto hereby agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "ABR" and "Alternate Base Rate": the highest of (i) the rate of interest publicly announced by the Agent as its prime rate in effect at its principal office in New York City (the "Prime Rate"), (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1% and (iii) the Federal Funds Effective Rate from time to time plus 0.5%.

         "ABR Loans": the loans (or any portions thereof) at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

         "Accountants": Deloitte & Touche, LLP, or such other firm of independent certified public accountants of recognized national standing as shall be selected by the Borrower and satisfactory to the Agent and the Majority Lenders.

         "Accounts": the unpaid portion of any and all obligations owing to a Grantor payable in US Dollars, arising out of the sale of Inventory by such Grantor.

         "Acquisition": any transaction, or any series of transactions, consummated after the Closing Date, in which Quiksilver or any Subsidiary (in one transaction or in a series of transactions) (a) acquires any business or all or substantially all of the assets of any Person or any division or business unit thereof, whether through purchase of assets, merger or otherwise, (b) directly or indirectly acquires control of at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors or (c) directly or indirectly acquires control of a majority ownership in any partnership or joint venture.

         "Adjusted LIBO Rate": The LIBO Rate as adjusted for statutory reserve requirements for eurocurrency liabilities.

         "Administrative Questionnaire": an Administrative Questionnaire in a form supplied by the Agent.

         "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote securities having 5% or more of the ordinary voting power for the election of directors (or the equivalent) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

         "Agent": as defined in the preamble hereto.

         "Aggregate Credit Exposure": the sum of (i) the aggregate amount of all Loans outstanding, (ii) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit.

         "Aggregate Revolving Loan Commitment": the sum of the Revolving Loan Commitments set forth on the signature pages hereto, or in the Assignment and Assumption pursuant to which a Lender becomes a party hereto, as the same may be adjusted from time to time pursuant to the provisions hereof. The aggregate amount of the Revolving Loan Commitments as of the Closing Date is US$170,000,000.

         "Agreement": this Credit Agreement, as amended, waived, supplemented or otherwise modified from time to time.

         "Alternate Currency": any Approved Currency other than US Dollars.

         "Alternate Currency Equivalent": with respect to any Alternate Currency, on any date of determination thereof, the amount of such Alternate Currency which could be purchased with the amount of US Dollars involved in such computation at the spot rate at which such Alternate Currency may be exchanged into US Dollars as set forth on such date on (i) the applicable Reuters pages, or (ii), if such rate is not set forth on such Reuters pages, on the applicable Telerate Service pages, or (iii) if such rate does not appear on such Reuters or Telerate Service pages, at the spot exchange rate therefor as determined by the Agent, in each case as of 11:00 a.m. (London time or such other local time as the Agent shall deem appropriate) on such date of determination thereof.

         "Alternate Currency Letter of Credit": any Letter of Credit denominated in an Alternate Currency.

         "Alternate Currency Letter of Credit Amount": the Letter of Credit Amount denominated in Alternate Currencies.

         "Alternate Currency Loan": any Revolving Loan denominated in an Alternate Currency.

         "Alternate Currency Sublimit": as defined in Section 2.1A(a).

         "Applicable Margin": a percentage determined in accordance with the pricing grid set forth below:

     Loan
Leverage Level            Leverage Ratio            Applicable Margin
--------------            --------------            -----------------
      1           (<  or = 1.00)                     1.125% per annum
      2           (>       1.00 < or = 1.25)         1.250% per annum
      3           (>       1.25 < or = 1.50)         1.375% per annum
      4           (>       1.50)                     1.500% per annum

         "Applicable Commercial Letter of Credit Rate":

     Loan                                           Applicable Commercial
Leverage Level            Leverage Ratio                   L/C Rate
--------------            --------------            ---------------------
      1           (< or = 1.00)                       .28125% per annum
      2           (>      1.00 < or = 1.25)           .31250% per annum
      3           (>      1.25 < or = 1.50)           .37812% per annum
      4           (>      1.50)                       .45000% per annum

         "Approved Currencies": US Dollars, Euros, Japanese Yen, Australian Dollars and Pounds Sterling (each, an "Approved Currency"), and such other currencies as shall be requested by Quiksilver to be an Approved Currency hereunder subject to the approval of the Agent in its sole and absolute discretion, in each case constituting freely transferable lawful money of the country of issuance and in the case of each such currency (other than US Dollars) is readily transferable and convertible into US Dollars in the London interbank market.

         "Approved Fund": any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

         "Approved Lending Office": for any Lender, its offices for LIBOR Loans, ABR Loans and participations in Letters of Credit, specified below its signature on the signature pages hereof or in the Assignment and Assumption pursuant to which it became a party hereto, any of which offices may, upon 10 days' prior written notice to the Agent and Quiksilver, be changed by such Lender.

         "Asset Disposition": the sale, sale and leaseback, transfer, conveyance, exchange, long-term lease accorded sales treatment under GAAP or similar disposition (including by means of a merger, consideration, amalgamation, joint venture or other substantive combination) of any of the Properties, business or assets (other than marketable securities, including "margin stock" within the meaning of Regulation U, liquid investments and other financial instruments but, including the assignment of any lease, license or permit relating to the Properties) of the Borrower or any of its Subsidiaries to any Person or Persons other than to the Borrower or any of its Subsidiaries; provided that Asset Dispositions shall not include the sale of Inventory in the ordinary course of business.

         "Assignment and Assumption": as assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Agent, in the form of Exhibit B or any other form approved by the Agent.

         "Australian Dollars": freely transferable lawful money of Australia.

         "Availability Period": the period from and including the Closing Date to but excluding the Revolving Loan Commitment Expiration Date.

         "Available Loan Commitments": the Aggregate Revolving Loan Commitment minus the aggregate amount of all Loans and Letters of Credit outstanding.

         "Borrowing Date": (i) in respect of Revolving Loans, any Business Day on which the Lenders shall make Revolving Loans to a Borrower pursuant to a Borrowing Notice, and (ii) in respect of Letters of Credit, any Business Day on which the Issuing Bank issues a Letter of Credit to a Borrower pursuant to a Letter of Credit Request.

         "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to close and which, in the case of a LIBOR Loan, is a Eurodollar Business Day.

         "Capital Expenditures": for any period, collectively, for any Person, the aggregate of all expenditures which are made during such period (whether paid in cash or accrued as liabilities), and all contractual commitments for such expenditures which are entered into during such period (provided that if any such commitment is included in one fiscal year, the actual payment in a later fiscal year shall not be included in such later fiscal year), by such Person, for property, plant or equipment and which would be reflected as additions to property, plant or equipment on a balance sheet of such Person prepared in accordance with GAAP (including all Capitalized Lease Obligations).

         "Capitalized Lease Obligations": obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

         "Capital Stock": any and all shares, interests, Participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), any and all warrants, options or rights to purchase, or any other securities convertible into, any of the foregoing.

         "Closing Date": June 27, 2003, provided that the conditions precedent set forth in Section 4.1 have been satisfied.

         "Code": the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral": all of the property (tangible or intangible, but excluding trademarks, trade names and other intellectual property rights) to be subject to the lien or security interest to be created by any security agreement, pledge agreement, assignment, mortgage, deed of trust, or other security document heretofore or hereafter executed by the Borrower as security for all or part of the Obligations.

         "Collateral Documents": the Security Agreement, the Quiksilver Europa Equity Pledge, the QAPL Share Mortgage, all control agreements executed pursuant to the Security Agreement, all Form UCC-1 Financing Statements and amendments thereto filed in respect of the Collateral and all other documents encumbering the Collateral or evidencing or perfecting a security interest therein that are executed or filed in favor of the Agent for the benefit of the Lenders.

         "Commonly Controlled Entity": as to any Person, an entity, whether or not incorporated, which is under common control with such Person within the meaning of Section 4001 of ERISA or is part of a group which includes such Person and which is treated as a single employer under Section 414 of the Code.

         "Consideration": with respect to any Acquisition, the aggregate consideration, in whatever form (including cash payments, the principal amount of promissory notes and Indebtedness assumed, and the fair market value of other property delivered) paid, delivered or assumed by Quiksilver or any Subsidiary for such Acquisition and the expenses associated therewith, including all brokerage commissions, legal fees and similar expenses.

         "Continuation Notice": a request for continuation or conversion of a Loan as set forth in Section 2.5, substantially in the form of Exhibit F hereto.

         "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Covenant Compliance Certificate": a certificate of the Chief Financial Officer of Quiksilver substantially in the form of Exhibit E hereto.

         "Credit Exposure": with respect to any Lender at any time, the sum of the outstanding aggregate principal amount of such Lender's Loans and Letter of Credit Exposure.

         "Currency": any Approved Currency.

         "Debt Offering": the issuance or sale of any debt securities by any Borrower or any of its Subsidiaries.

         "Default": any of the events specified in Article 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "Domestic Subsidiary": each Subsidiary organized under the laws of the United States or any state thereof.

         "EBITDA": for Quiksilver and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, Net Income after eliminating extraordinary gains and losses, plus (a) provisions for income taxes, (b) depreciation and amortization and (c) Interest Expense.

         "EMU Legislation": Legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

         "Environmental Control Statutes": as defined in Section 3.12(a).

         "Equity Offering": the sale or issuance (or reissuance) by a Borrower or any Subsidiary of any equity interests or beneficial interests (common stock, preferred stock, partnership interests, member interests or otherwise) or any options, warrants, convertible securities or other rights to purchase such equity interests or beneficial interests; provided, however, that the term "Equity Offering" shall not include any such sale or issuance (or reissuance) solely to officers, employees, directors and/or consultants of a Borrower and/or any Subsidiary pursuant to one or more employee stock option or stock purchase plans.

         "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliate": as to any Person, each trade or business including such Person, whether or not incorporated, which together with such Person would be treated as a single employer under Section 4001(a)(14) of ERISA.

         "Euro": The single currency of the European Union as constituted by the Treaty on European Union and as referred to in EMU Legislation.

         "Eurodollar Business Day": a day (other than a Saturday or a Sunday) on which banks are open for general business in London and New York; and if, on that day, a payment in or a purchase of an Alternate Currency (other than Euro) is to be made, the principal financial center of the home country for that currency; and if, on that day, a payment in or a purchase of Euro is to be made, the day is also a TARGET Day.

         "Event of Default": any of the events specified in Article 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "Excluded Taxes": all taxes imposed on or by reference to the net income of the Agent or any Lender or its Applicable Lending Office by any Governmental Authority and all franchise taxes, taxes on doing business or taxes measured by capital or net worth imposed on the Agent or on any Lender or its Applicable Lending Office by any Governmental Authority.

         "Federal Funds Effective Rate": means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

         "Fixed Charge Coverage Ratio": for Quiksilver and its Subsidiaries on a consolidated basis for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the ratio of (a) EBITDA minus (i) income taxes paid, minus (ii) Capital Expenditures to (b) Fixed Charges for such period.

         "Fixed Charges": for Quiksilver and its Subsidiaries on a consolidated basis, the sum of (i) Interest Expense and (ii) regularly scheduled principal payments due within the immediately succeeding twelve months on Funded Debt (excluding optional and mandatory prepayments due under Sections 2.3 and 2.4 hereof and the installment payable in 2005 of the deferred purchase price payable by QAPL to the former shareholders of QIPL for the acquisition of the stock of QIPL by QAPL), including the principal component of Capitalized Lease Obligations.

         "Foreign Subsidiary": each Subsidiary other than a Domestic Subsidiary.

         "Funded Debt": the sum of the outstanding principal balance of all Indebtedness of Quiksilver and its Subsidiaries described in clauses (i), (ii),
(iii) and (iv) of the definition of "Indebtedness" set forth herein. Notwithstanding the foregoing, Funded Debt shall not include trade payables and accrued expenses incurred by Quiksilver and its Subsidiaries in accordance with customary practices and in the ordinary course of business of Quiksilver and its Subsidiaries.

         "GAAP": generally accepted accounting principles in the United States in effect from time to time. If, at any time, GAAP changes in a manner which will materially affect the calculations determining compliance by Quiksilver with any of the covenants in Section 6.1, such covenants shall continue to be calculated in accordance with GAAP in effect prior to such changes in GAAP.

         "Governmental Authority": any nation or government, any federal, state or other political subdivision thereof and any federal, state or local entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Grantor": any Obligor that has granted liens and/or security interests in its assets to secure the Obligations.

         "Guarantee": each guarantee made by a Guarantor in favor of the Agent for the benefit of the Lenders, in the form of Exhibit K hereto, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

         "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or
(iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by Quiksilver in good faith in a manner and with a result reasonably satisfactory to the Majority Lenders.

         "Guarantor Collateral": all of the property (tangible or intangible) to be subject to the lien or security interest to be created by any security agreement, pledge agreement, assignment, mortgage, deed of trust or other security document heretofore or hereafter executed by any Guarantor as security for all or part of the Obligations or the Guarantees.

         "Guarantor Collateral Documents": the Guarantor Security Agreements, all control agreements executed pursuant to the Guarantor Security Agreements, all Form UCC-1 Financing Statements and amendments thereto filed in respect of the Guarantor Collateral and all other documents encumbering the Guarantor Collateral or evidencing or perfecting a security interest therein that are executed or filed in favor of the Agent for the benefit of the Lenders.

         "Guarantors": each Subsidiary which executes a Guarantee in favor of the Agent.

         "Guarantor Security Agreement": each security agreement made by a Subsidiary in favor of the Agent for the benefit of the Lenders, in the form of Exhibit L hereto, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

         "Hedging Agreements": as defined in the definition of "Hedging Obligations" in this Section 1.1.

         "Hedging Obligations": of any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including dollar- denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions ("Hedging Agreements"), and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any of the foregoing.

         "Indebtedness": of any Person, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, in the case of Quiksilver and its Subsidiaries, the deferred purchase price payable by QAPL to the former shareholders of QIPL for the acquisition of the stock of QIPL by QAPL), (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to property acquired by such Person, (iv) all Capitalized Lease Obligations of such Person, (v) all Hedging Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit, airway release, steamship guaranty or similar facilities, (vii) all Guarantee Obligations of such Person in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to secure a credit against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i), (ii), (iii),
(iv), (v) or (vi) above, and (viii) all liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

         "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

         "Insolvent": pertaining to a condition of Insolvency.

         "Intercreditor Agreement": the Intercreditor Agreement dated as of June 27, 2003 between the Agent, on behalf of the Lenders, on the one hand, and the Leasehold Improvement Lender, on the other hand, substantially in the form of
Exhibit I hereto, as it may be amended, modified or restated from time to time.

         "Interest Expense": as of any date, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the difference between (a) the sum of (i) the amount of all interest on Funded Debt which was paid, payable and/or accrued for such period and (ii) all commitment, standby letter of credit, commercial letter of credit or line of credit fees paid, payable and/or accrued for such period to any lender in exchange for such lender's commitment to lend and (b) the amount of all noncash interest expense incurred by Quiksilver and its Subsidiaries in connection with Quiksilver's acquisition of QIPL through QAPL.

         "Interest Payment Date": (a) as to any ABR Loan, the last day of each January, April, July and October to occur while any such Loan is outstanding,
(b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such interest Period, (c) as to any LIBOR Loan having an Interest Period longer than three months, each day which is at the end of each three month-period within such Interest Period after the first day of such Interest Period and the last day of such Interest Period, and (d) for each of (a), (b) and (c) above, the day on which any such Loan becomes due and payable in full or is paid or prepaid in full.

         "Interest Period": with respect to any LIBOR Loan:

                  (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by Quiksilver in its Borrowing Notice or Continuation Notice, as the case may be, given with respect thereto; and

                  (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Approved Currency Loan and ending one, two, three or six months thereafter, as selected by Quiksilver by irrevocable notice to the Agent not less than three Eurodollar Business Days prior to the last day of the then current Interest Period with respect thereto; provided, however, that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                           (i) if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                           (ii) any Interest Period for any Loan that would otherwise extend beyond the date final payment is due on such Loan shall end on the date of such final payment; and

                           (iii) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

         "Inventory": that portion of any and all inventory of a Grantor that is finished goods, raw materials or work in process.

         "Issuing Bank": as the context may require, (a) JPMorgan Chase Bank, with respect to Letters of Credit issued by it or (b) any other Lender that becomes an Issuing Bank pursuant to Section 2.2, with respect to Letters of Credit issued by it, and in each case its successors in such capacity.

         "Japanese Yen": freely transferable lawful money of Japan.

         "Lease Expense": for any period, the aggregate minimum rental obligations payable in respect of such period under leases of real and/or personal property (net of income from subleases thereof), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet or in the notes thereto.

         "Leasehold Improvement Lender": Union Bank of California, N.A., in its individual capacity, as lender of the Leasehold Improvement Loan, and any successor or assigns thereof.

         "Leasehold Improvement Loan": the term loan in the original principal amount of $12,300,000 made by the Leasehold Improvement Lender to Quiksilver and referred to in the Intercreditor Agreement.

         "Lender" or "Lenders": as defined in the preamble hereto and in Section
8.8. Each such term shall include any Lender in its capacity as an Issuing Bank.

         "Letter of Credit": as defined in Section 2.1A(a).

         "Letter of Credit Amount": the stated maximum amount available to be drawn under a particular Letter of Credit, airway release or steamship guaranty, as such amount may be reduced or reinstated from time to time in accordance with the terms of such Letter of Credit.

         "Letter of Credit Disbursement": a payment made by the applicable Issuing Bank pursuant to a Letter of Credit.

         "Letter of Credit Exposure": at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the aggregate amount of all Letter of Credit Disbursements under Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Letter of Credit Exposure of any Lender at any time shall be its Loan Commitment Percentage of the total Letter of Credit Exposure.

         "Letter of Credit Request": a request by a Borrower for the issuance of a Letter of Credit, on an Issuing Bank's standard form of standby or commercial letter of credit application and agreement, as applicable, and containing terms and conditions satisfactory to such Issuing Bank in its sole discretion.

         "LIBO Rate": means, (a) with respect to any eurodollar borrowing in Pounds Sterling or US Dollars for any Interest Period, the rate appearing on Page 3740 or Page 3750, as the case may be, of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Pounds Sterling or US Dollar deposits (as applicable) in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or in the case of Pounds Sterling, on the first day of such Interest Period), as the rate for Pounds Sterling or US Dollar deposits (as applicable) with a maturity comparable to such Interest Period and (b) with respect to any eurodollar borrowing in Euros for any Interest Period, the rate appearing on Page 248 of the Dow Jones Market Service (it being understood that this rate is the Euro interbank offered rate (known as the "EURIBOR Rate") sponsored by the Banking Federation of the European Union (known as "FBE") and the Financial Markets Association (known as "ACI")) at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such eurodollar borrowing for such Interest Period shall be the rate at which US Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or in the case of Pounds Sterling, on the first day of such Interest Period).

         "LIBOR Loan": any Loan bearing interest based upon the Adjusted LIBO Rate.

         "LIBOR Reserve Requirements": for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

         "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

         "Loan": any loan made by the Lenders to the Borrowers pursuant to this Agreement.

         "Loan Commitment Increase Supplement": a supplement to this Agreement in the form of Exhibit D-2 hereto.

         "Loan Documents": this Agreement, the Notes, any Letter of Credit Requests that are executed by the Borrower, the Letters of Credit, the Collateral Documents, the Guarantor Collateral Documents, the Guarantees, the Intercreditor Agreement, any Hedging Agreements and any other agreement executed by an Obligor in connection herewith or therewith, including UCC-1 Financing Statements and any fee letters, as such agreements and documents may be amended, supplemented and otherwise modified from time to time in accordance with the terms hereof.

         "Majority Lenders": Lenders with outstanding Loans and/or participations in outstanding Letters of Credit and/or unreimbursed drawings under Letters of Credit having an unpaid principal balance equal to or more than 51% of the sum of (i) the unpaid principal balance of all Loans outstanding and
(ii) the Letter of Credit Exposure, excluding from such calculation Lenders which have failed or refused to fund a Loan or a Letter of Credit drawing (and as to which such failure or refusal is continuing) when required to do so; provided, however, that, if no such Loans, Letters of Credit or drawings are outstanding, then "Majority Lenders" shall mean Lenders having Loan Commitments equal to or more than 51% of the Aggregate Loan Commitment, excluding from such calculation Lenders which have failed or refused to fund a Loan or a Letter of Credit drawing (and as to which such failure or refusal is continuing) when required to do so.

         "Margin Stock": as defined in Regulation U.

         "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition or prospects (financial or otherwise) of Quiksilver and its Subsidiaries taken as a whole, (b) the ability of Quiksilver, any Material Domestic Subsidiary or any Material Foreign Subsidiary to perform its respective obligations under the Loan Documents or (c) the validity or enforceability of the Loan Documents or the rights or remedies of the Agent and the Lenders hereunder or thereunder.

         "Material Domestic Subsidiary": as of any date, a Domestic Subsidiary that (a) has a net worth (excluding in the determination thereof any Indebtedness of such Domestic Subsidiary to Quiksilver or another Subsidiary) of at least 5% of Quiksilver's consolidated net worth as of the last day of the most recently ended fiscal quarter of Quiksilver, (b) has annual revenue (or annualized revenue in the case of any Person that has not been a Subsidiary for a full year) of at least 5% of Quiksilver's consolidated revenue for the 12-month period ended as of the most recently ended fiscal quarter of Quiksilver or (c) has annual net income (or annualized net income in the case of any Person that has not been a Subsidiary for a full year) of at least 5% of Quiksilver's consolidated net income for the 12-month period ended as of the most recently ended fiscal quarter of Quiksilver.

         "Material Foreign Subsidiary": a Foreign Subsidiary having at any time a net worth equal to 10% or more of Quiksilver's consolidated net worth.

         "Maturity Date": the Revolving Loan Commitment Expiration Date.

         "Maximum Leverage Ratio": for Quiksilver and its Subsidiaries on a consolidated basis, the ratio of Funded Debt to EBITDA.

         "Multicurrency Agent": J.P. Morgan Europe Limited.

         "Multiemployer Plan": a plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "Na Pali": Na Pali, S.A.S., a French corporation and a Subsidiary of Quiksilver.

         "Net Income": for Quiksilver and its Subsidiaries on a consolidated basis, net income as determined in accordance with GAAP.

         "Net Proceeds": With respect to any Equity Offering or Debt Offering by a Borrower or any Subsidiary, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other noncash consideration or otherwise, but only as and when such cash is so received) in connection with such Equity Offering or Debt Offering, minus the reasonable fees, commissions and other out-of-pocket expenses incurred by such Borrower or such Subsidiary, as applicable, in connection with such Equity Offering or Debt Offering (other than amounts payable to Affiliates of the Person making such Equity Offering or Debt Offering).

         "New Lender": as defined in Section 2.1A(b)(2).

         "New Lender Supplement": as defined in Section 2.1A(b)(2).

         "Note": a Revolving Note or the Swing Line Note, as the case may be, and "Notes" shall mean the Revolving Notes and the Swing Line Note.

         "Notification Instruction": as defined in Section 2.2(b).

         "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Revolving Loans and the Swing Line Loans, and interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and whether or not at a default rate) the Notes, the obligation to reimburse drawings under Letters of Credit (including the contingent obligation to reimburse any drawings under outstanding Letters of Credit), and all other obligations and liabilities of the Borrowers to the Agent and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the Letters of Credit, any other Loan Document and any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees and disbursements of counsel, and the allocated reasonable cost of internal counsel, to the Agent or the Lenders that are required to be paid by the Borrowers pursuant to the terms of this Agreement) or otherwise.

         "Obligor": the Borrowers, each Guarantor and any other Person (other than a Lender) obligated under any Loan Document.

         "Organic Documents": relative to any entity, its certificate of incorporation, articles of incorporation, certificate of formation, certificate of organization or partnership agreement, and its by-laws, operating agreement or limited liability company agreement, or the equivalent documents of any entity.

         "Participating Member State": any member state of the EMU which has the Euro as its lawful currency.

         "Participants": as defined in Section 9.6(b).

         "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

         "Permitted Borrowers": with respect to any Loan in the Approved
Currencies: (a) in the case of US Dollars: Quiksilver, (b) in the case of Euros:
Quiksilver and Na Pali, (c) in the case of Japanese Yen: Quiksilver and Quiksilver Japan K.K., (d) in the case of Pounds Sterling: Quiksilver and Na Pali, and (e) in the case of Australian Dollars: Quiksilver and Ug.

         "Person": any individual, firm, partnership, joint venture, corporation, association, limited liability company, business enterprise trust, unincorporated organization, government or department or agency thereof or other entity, whether acting in an individual, fiduciary or other capacity.

         "Plan": as to any Person, any plan (other than a Multiemployer Plan) subject to Title IV of ERISA maintained for employees of such Person or any ERISA Affiliate of such Person (and any such plan no longer maintained by such Person or any of such Person's ERISA Affiliates to which such Person or any of such Person's ERISA Affiliates has made or was required to make any contributions within any of the five preceding years).

         "Pounds Sterling": freely transferable lawful money of the United Kingdom.

         "Prohibited Transaction": with respect to any Plan, a prohibited transaction (as defined in Section 406 of ERISA) with respect to such Plan.

         "Properties": the collective reference to the real and personal property owned, leased, used, occupied or operated by the Borrower and its Subsidiaries.

         "Purchasing Lenders": as defined in Section 9.6(c).

         "QAPL": Quiksilver Australia Pty Ltd, a corporation organized under the laws of the State of Victoria, Australia.

         "QAPL Share Mortgage": the Equitable Mortgage of Shares dated June 27, 2003 between the Borrower and the Agent.

         "QIPL": Quiksilver International Pty Ltd, a corporation organized under the laws of the State of Victoria, Australia.

         "Quiksilver Europa": Quiksilver Europa, S.L., a Spanish corporation and a Subsidiary of Quiksilver.

         "Quiksilver Europa Equity Pledge": the Public Deed of Pledge of Shares dated June 27, 2003 between Quiksilver, on the one hand, and the Agent and each of the Lenders, on the other hand.

         "Quiksilver Japan K.K.": Quiksilver Japan K.K., a Japanese corporation and a Subsidiary of Quiksilver.

         "Refunded Swing Line Loans": as defined in Section 2.1B(d).

         "Register": as defined in Section 9.6(d).

         "Regulation D": Regulation D of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

         "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

         "Related Parties": with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

         "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

         "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC regulations.

         "Requirement of Law": as to any Person, the Organic Documents of such Person, and any law, treaty, rule or regulation, determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Responsible Officer": with respect to any Person, the chief executive officer, the president, the managing member or members (as applicable, with respect to any limited liability company), any executive vice president, any senior vice president or any vice president or, with respect to financial matters, the chief financial officer, the vice president of finance, treasurer or controller.

         "Restricted Payments": as defined in Section 6.6.

         "Revolving Note": a promissory note in the form of Exhibit A-1 hereto.

         "Revolving Loan Borrowing Notice": a notice from a Borrower to the Agent requesting a borrowing of Revolving Loans, substantially in the form of Exhibit G hereto.

         "Revolving Loan Commitment": with respect to each Lender, its commitment, if any, listed as its "Revolving Loan Commitment" on the signature pages hereto, or in the Assignment and Assumption pursuant to which a Lender becomes a party hereto, to make Revolving Loans and participate in Letters of Credit hereunder through its Approved Lending Office(s), as the same shall be adjusted from time to time pursuant to this Agreement.

         "Revolving Loan Commitment Expiration Date": June 26, 2006 or such earlier date as the Aggregate Revolving Loan Commitment shall expire (whether by acceleration, reduction to zero or otherwise).

         "Revolving Loan Commitment Percentage": with respect to each Lender, the percentage equivalent of the ratio which such Lender's Revolving Loan Commitment bears to the Aggregate Revolving Loan Commitment, as such Lender's Revolving Loan Commitment and the Aggregate Revolving Loan Commitment may be adjusted from time to time pursuant to the terms hereof.

         "Revolving Loan Leverage Level": if the Maximum Leverage Ratio shall be less than or equal to 1.00:1, the Revolving Loan Leverage Level shall be 1; if the Maximum Leverage Ratio shall be greater than 1.00:1 and less than or equal to 1.25:1, the Revolving Loan Leverage Level shall be 2; if the Maximum Leverage Ratio shall be greater than 1.25:1 and less than or equal to

1.50:1, the Revolving Loan Leverage Level shall be 3; if the Maximum Leverage Ratio shall be greater than 1.50:1, the Revolving Loan Leverage Level shall be 4.

         "Security Agreement": the Security Agreement, in the form of Exhibit J hereto, made by Quiksilver in favor of the Agent, for the benefit of the Lenders, in respect of the tangible and intangible personal property of Quiksilver described therein, as the same may be amended, restated or otherwise modified from time to time.

         "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

         "Solvent": when used with respect to any Person, that:

                  (a) the present fair salable value of such Person's assets is in excess of the total amount of the probable liability on such Person's liabilities;

                  (b) such Person is able to pay its debts as they become due; and

                  (c) such Person does not have unreasonably small capital to carry on such Person's business as theretofore operated and all businesses in which such Person is about to engage.

         "Subsidiary": as to any Person at any time of determination, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or Subsidiaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries,' in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

         "Swing Line Borrowing Notice": a notice from Quiksilver to the Agent requesting a borrowing of Swing Line Loans, substantially in the form of Exhibit H-1 hereto.

         "Swing Line Commitment": as defined in Section 2.1B(a).

         "Swing Line Lender": means JPMorgan Chase Bank.

         "Swing Line Loan Participation Certificate": a certificate executed by the Swing Line Lender substantially in the form of Exhibit H-2.

         "Swing Line Loans": has the meaning assigned to that term in Section 2.1B(a).

         "Swing Line Note": a promissory note in the form of Exhibit A-2 hereto.

         "Target Day": a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro.

         "Taxes": as defined in Section 2.13(a).

         "Termination Event": (i) a Reportable Event, (ii) the institution of proceedings to terminate a Single Employer Plan by the PBGC under Section 4042 of ERISA, (iii) the appointment by the PBGC of a trustee to administer any Single Employer Plan or (iv) the existence of any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment by the PBGC of a trustee to administer, any Single Employer Plan.

         "Tranche": the collective reference to LIBOR Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such LIBOR Loans shall originally have been made on the same day).

         "Transferee": as defined in Section 9.6(f).

         "Ug": Ug Manufacturing Co. Pty Ltd, a corporation organized under the laws of the State of Victoria, Australia.

         "United States": the United States of America (including the States thereof and the District of Columbia).

         "US Dollar Equivalent": with respect to any Alternate Currency, on the date of determination thereof, the amount of US Dollars which could be purchased with the amount of such Alternate Currency involved in such computation at the spot rate at which such Alternate Currency may be exchanged into US Dollars as set forth on such date on (i) the applicable Reuters pages, or (ii), if such rate is not set forth on such Reuters pages, on the applicable Telerate Service pages, or (iii) if such rate does not appear on such Reuters or Telerate Service pages, at the spot exchange rate therefor as determined by the Agent, in each case as of 11:00 A.M. (London time or such other local time as the Agent shall deem appropriate) on such date of determination thereof.

         "US Dollars": and "US$": dollars in lawful currency of the United
States.

         1.2      Other Definitional Provisions.

                  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

                  (b) As used herein, in the Notes, in any other Loan Document, and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                  (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

                  (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                                   ARTICLE 2.

                          AMOUNT AND TERMS OF LOANS AND
                      LETTERS OF CREDIT; COMMITMENT AMOUNTS

         2.1A     Revolving Loans and Letters of Credit; Revolving Loan
Commitment Amounts.

                  (a) Subject to the limits of the Revolving Loan Commitments and to the other terms and conditions hereof, each Lender severally agrees to (i) make loans on a revolving credit basis through its Applicable Lending Office to one or more Permitted Borrowers, in the respective applicable Approved Currencies, from time to time from and including the Closing Date to but excluding the Revolving Loan Commitment Expiration Date (each a "Revolving Loan" and, collectively, the "Revolving Loans") in accordance with the provisions of this Agreement, and (ii) participate through its Applicable Lending Office in letters of credit, airway releases and steamship guarantees issued for the account of Quiksilver and the other Borrowers pursuant to Section
2.2 from time to time from and including the Closing Date to but excluding the Revolving Loan Commitment Expiration Date (each a "Letter of Credit" and, collectively, the "Letters of Credit"); provided, however, that (A) the sum of
(1) the aggregate principal amount of all Loans outstanding, (2) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (3) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed the Aggregate Revolving Loan Commitment at any time, (B) the sum of (1) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and
(2) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed US $95,000,000 at any time, (C) the sum of (1) the aggregate Letter of Credit Amount of all standby Letters of Credit outstanding and (2) the aggregate amount of unreimbursed drawings under all standby Letters of Credit shall not exceed US $20,000,000 at any time, (D) the sum of (1) the aggregate Letter of Credit Amount of all commercial Letters of Credit outstanding and (2) the aggregate amount of unreimbursed drawings under all commercial Letters of Credit shall not exceed US$75,000,000 at any time, and (E) the sum of (1) the aggregate principal amount of all Alternate Currency Loans outstanding, (2) the aggregate Letter of Credit Amount of all outstanding Alternate Currency Letters of Credit and (3) the aggregate amount of unreimbursed drawings under all Alternate Currency Letters of Credit shall not exceed the Alternate Currency Equivalent of US$35,000,000 (such sum, the "Alternate Currency Sublimit").

                  (b) Within the limits of each Lender's Revolving Loan Commitment, Quiksilver and the other Borrowers may borrow, have Letters of Credit issued for their account, prepay Revolving Loans, reborrow Revolving Loans, and have additional Letters of Credit issued for their account. The Revolving Loans, together with all accrued and unpaid interest thereon, shall mature and be due and payable in the applicable Currencies on the Maturity Date.

         The principal amount of each (A) Revolving Loan of a Lender and (B) participation of a Lender in a Letter of Credit shall be in an amount equal to the product of (i) such Lender's Revolving Loan Commitment Percentage (expressed as a fraction) and (ii) the total amount of the Revolving Loan or the Letter of Credit requested by the Borrowers in each instance; provided, however, that in no event shall any Lender be obligated to make a requested Revolving Loan or participate in a requested Letter of Credit if after giving effect to such Revolving Loan or such participation, the sum of such Lender's (x) Revolving Loans outstanding, (y) Revolving Loan Commitment Percentage of the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (z) Revolving Loan Commitment Percentage of the aggregate amount of unreimbursed drawings under all Letters of Credit would exceed its Revolving Loan Commitment, or if the amount of such requested Revolving Loan or such Lender's Revolving Loan Commitment Percentage of such requested Letter of Credit is in excess of such Lender's available Revolving Loan Commitment.

                  (1) Quiksilver and any one or more Lenders (including New Lenders) may from time to time after the Effective Date agree that such Lender or Lenders shall establish a new Revolving Loan Commitment or Revolving Loan Commitments or increase the amount of its or their Revolving Loan Commitment or Revolving Loan Commitments by executing and delivering to the Agent, in the case of each New Lender, a New Lender Supplement meeting the requirements of Section 2.1A(b)(2) or, in the case of each Lender which is not a New Lender, a Loan Commitment Increase Supplement meeting the requirements of Section 2.1A(b)(3). Notwithstanding the foregoing, (x) without the consent of all Lenders, the aggregate amount of incremental Revolving Loan Commitments established or increased after the Effective Date pursuant to this paragraph shall not exceed US$30,000,000, and (y) unless otherwise agreed to by the Agent, each increase in the aggregate Revolving Loan Commitments effected pursuant to this paragraph shall be in a minimum aggregate amount of at least $15,000,000 and (z) unless otherwise agreed by the Agent, increases in Revolving Loan Commitments may be effected on no more than two occasions pursuant to this paragraph. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion. Upon the occurrence and continuance of an Event of Default, the amount of the Revolving Loan Commitments may not be increased.

                  (2) Any additional bank, financial institution or other entity which, with the consent of Quiksilver and the Agent (which consents shall not be unreasonably withheld), elects to become a "Lender" under this Agreement in connection with any transaction described in Section 2.1A(b)(1) shall execute a New Lender Supplement (each, a "New Lender Supplement"), substantially in the form of Exhibit D-1, whereupon such bank, financial institution or other entity (a "New Lender") shall become a Lender, with a Revolving Loan Commitment in the amount set forth therein that is effective on the date specified therein, for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

                  (3) Any Lender, which, with the consent of Quiksilver and the Agent, elects to increase its Loan Commitment under this Agreement shall execute and deliver to Quiksilver and the Agent a Loan Commitment Increase Supplement specifying (i) the amount of each Revolving Loan Commitment increase,
(ii) the amount of such Lender's total Revolving Loan

Commitment after giving effect to such Revolving Loan Commitment increase, and
(iii) the date upon which such Revolving Loan Commitment increase shall become effective.

                  (4) Unless otherwise agreed by the Agent, on each date upon which the Revolving Loan Commitments shall be increased pursuant to this Section, the Borrowers shall prepay all then outstanding Loans, which prepayment shall be accompanied by payment of all accrued interest on the amount prepaid and any amounts necessary to compensate the Lenders for any loss, cost or expense attributable to such prepayment, in accordance with Section 2.19 hereof, and, to the extent it determines to do so, reborrow Loans from all the Lenders (after giving effect to the new and/or increased Loan Commitments becoming effective on such date). Any prepayment and reborrowing pursuant to the preceding sentence shall be effected, to the maximum extent practicable, through the netting of amounts payable between the Borrowers and the respective Lenders.

                  (c) Subject to Sections 2.9 and 2.11, the Revolving Loans may from time to time be (i) LIBOR Loans, (ii) ABR Loans (solely with respect to Revolving Loans in US Dollars) or (iii) a combination thereof, as determined by Quiksilver and notified to the Agent in accordance with either Section 2.1A(e) or 2.5 hereof. Each Lender may make or maintain its Revolving Loans or participate in Letters of Credit to or for the account of the Borrowers by or through any Applicable Lending Office.

                  (d) The Revolving Loans made by each Lender to the Borrowers shall be evidenced by a Revolving Note, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Lender and representing the obligation of the Borrowers to pay the aggregate unpaid principal amount of all Revolving Loans made by such Lender to the Borrowers pursuant to Section 2.1A(a), with interest thereon as prescribed in Sections 2.7 and 2.8. Each Lender is hereby authorized (but not required) to record the date and amount of each payment or prepayment of principal of its Revolving Loans made to the Borrowers, each continuation thereof, and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto, in the books and records of such Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Lender to make any such recordation or notation in the books and records of the Lender (or any error in such recordation or notation) shall not affect the obligations of the Borrowers hereunder or under the Revolving Notes. Each Revolving Note shall (i) be dated the effective date thereof, (ii) provide for the payment of interest in accordance with Sections 2.7 and 2.8 and (iii) be stated to be payable on the Revolving Loan Commitment Expiration Date.

                  (e) Quiksilver shall give the Agent irrevocable written notice (which notice must be received by the Agent prior to 11:00 a.m., New York City time, one (1) Business Day prior to the Borrowing Date of each ABR Loan and three (3) Business Days prior to the Borrowing Date of each LIBOR Loan denominated in US Dollars or, if all or any part of the Revolving Loans are requested to be made as LIBOR Loans in an Alternate Currency, notice to be received by the Multicurrency Agent three Eurodollar Business Days prior to each proposed Borrowing Date) requesting that the Lenders make the Loans on the proposed Borrowing Date and specifying (i) the aggregate amount of Revolving Loans requested to be made, (ii) subject to Sections 2.11 and 2.13, whether the Revolving Loans are to be LIBOR Loans, ABR Loans or a combination thereof and
(iii) if the Revolving Loans are to be entirely or partly LIBOR Loans, the length of the initial Interest Period therefor, which shall be a period contemplated by the definition of the term "Interest Period". Each such Borrowing Notice or written confirmation of telephonic notice shall be irrevocable, and shall be appropriately completed to specify the name of the applicable Borrower, the date of such borrowing, the applicable currency for such Revolving Loans, the aggregate principal amount of the Revolving Loans to be made (stated in the applicable Currencies), in the case of Loans denominated in US Dollars, whether such Revolving Loans are to be initially maintained as ABR Loans or LIBOR Loans and, in the case of the LIBOR Loans, the initial interest period applicable thereto.

                  On receipt of such notice, the Agent shall promptly notify each Lender thereof, of such Lender's proportionate share thereof and of the other matters specified in the Borrowing Notice. Not later than 12:00 noon (local time in the city in which proceeds of the Loans are to be made available in accordance with the terms hereof) on the Borrowing Date specified in the Borrowing Notice (and no later than 12:00 noon, New York City time, on the date specified for the borrowing of Loans in US Dollars), each Lender shall make available to the Agent at the Applicable Payment Office of the Agent, the amount of such Lender's pro rata share of the aggregate borrowing amount (as determined in accordance with the second paragraph of Section 2.1A(b)) in the applicable Currency in immediately available funds. The Agent will then make available to the applicable Borrower at such Applicable Payment Office, in the applicable Currencies, and in immediately available funds, the aggregate of the amounts so made available by the Lenders prior to 2:30pm (local time in the city in which proceeds of such loans are to be made available in accordance with the terms hereof) on such day (or 5:00pm (New York City time) on such day for loans in US Dollars).

                  The Agent may, in the absence of notification from any Lender that such Lender has not made its pro rata share available to the Agent on such date, credit the account of Quiksilver on the books of such office of the Agent with the aggregate amount of Revolving Loans requested. If any Lender does not make available to the Agent the amount required pursuant to this Section 2.1A(e), the Agent shall promptly notify the Borrowers and shall be entitled to recover such amount on demand from the Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Alternate Base Rate (or in the case of the Alternate Currency Loans, at a rate equal to the all-in cost of funds of the Agent for the applicable Currency). Nothing in this Section shall be deemed to relieve any Lender from its obligation to make Revolving Loans hereunder.

                  (f) Neither the Agent nor any Lender shall be responsible for the obligation or Revolving Loan Commitment of any other Lender hereunder, nor will the failure of any Lender to comply with the terms of this Agreement relieve any other Lender or any Borrower of its obligations under this Agreement and the Notes.

                  (g) Subject to Section 2.2(c), the Revolving Loan Commitment of each Lender and the Aggregate Revolving Loan Commitment shall terminate on the Revolving Loan Commitment Expiration Date. All outstanding Revolving Loans shall be due and payable, to the extent not previously paid in accordance with the terms hereof, on the Revolving Loan Commitment Expiration Date.

                  (h) Alternate Currencies. The principal of and interest on each Alternate Currency Loan shall be paid in the applicable Currency for such Alternate Currency Loan.

         2.1B     Swing Line Loans; Swing Line Commitment.

                  (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make loans through its Applicable Lending Office to Quiksilver from time to time from and including the Closing Date to but excluding the date which is five Business Days prior to the Revolving Loan Commitment Expiration Date (each a "Swing Line Loan" and, collectively, the "Swing Line Loans") in an aggregate principal amount not to exceed at any time outstanding the lesser of (i) US$5,000,000 and (ii) the unused portion of the Revolving Loan Commitment of the Swing Line Lender (the "Swing Line Commitment"). Within the limits of the Swing Line Commitment, Quiksilver may borrow Swing Line Loans, prepay Swing Line Loans and reborrow Swing Line Loans. All outstanding Swing Line Loans shall be due and payable, to the extent not previously paid in accordance with the terms hereof, on the Revolving Loan Commitment Expiration Date.

                  (b) The Swing Line Loans shall be evidenced by the Swing Line Note, with appropriate insertions therein as to payee, date and principal amount, payable to the order of the Swing Line Lender and representing the obligation of the Borrowers to pay the aggregate unpaid principal amount of the Swing Line Loans, with interest thereon as prescribed in Sections 2.7 and 2.8. The Swing Line Lender is hereby authorized (but not required) to record the borrowing date of each Swing Line Loan, the amount thereof and the date and amount of each payment or prepayment of principal thereof, in the books and records of the Swing Line Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of the Swing Line Lender to make any such recordation or notation (or any error in such recordation or notation) shall not affect the obligations of the Borrowers hereunder or under the Swing Line Note. The Swing Line Note shall (x) be dated the effective date thereof, (y) be stated to mature on the Revolving Loan Commitment Expiration Date and (z) provide for the payment of interest in accordance with Sections 2.7 and 2.8.

                  (c) Quiksilver shall give the Agent irrevocable notice (which notice may be telephonic, to be confirmed promptly in writing), which notice must be received by the Agent prior to 12:00 noon, New York City time, on the requested borrowing date (which shall be a Business Day) specifying the amount of the requested Swing Line Loan, which shall be in a minimum amount of $100,000. Written notice of borrowing shall be given by submitting a Notice of Swing Line Borrowing to the Agent. On receipt of such notice, the Agent shall promptly notify the Swing Line Lender thereof. The proceeds of each Swing Line Loan will then be made available to Quiksilver by the Swing Line Lender by crediting the account of Quiksilver on the books of the Agent at its office specified in Section 9.2.

                  (d) The Swing Line Lender, at any time in its sole and absolute discretion, may on behalf of the Borrowers (which hereby irrevocably direct the Swing Line Lender to so act on their behalf) request each Lender to make a Revolving Loan in an amount equal to such Lender's Revolving Loan Commitment Percentage of the principal amount of the Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given. Unless any of the events described in Section 7(g) shall have occurred (in which event the procedures of

Section 2.1B(e) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall make the proceeds of its Revolving Loan available to the Swing Line Lender at its office specified in Section 9.2, not later than 12:00 noon, New York City time. The proceeds of such Revolving Loans shall be immediately applied to repay the Refunded Swing Line Loans.

                  (e) If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.1B(d), one of the events described in
Section 7(g) shall have occurred, then, subject to the provisions of Section 2.1B(f), each Lender will, on the date such Revolving Loan was to have been made, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Revolving Loan Commitment Percentage of such Swing Line Loan. Upon request, each Lender will promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation, and upon receipt thereof the Swing Line Lender will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

                  (f) Each Lender's obligation to make Revolving Loans in accordance with Section 2.1B(d) and to purchase participating interests in accordance with Section 2.1B(e) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of any Event of Default; (C) any adverse change in the condition (financial or otherwise) of the Borrowers or any other Person; (D) any breach of this Agreement by the Borrowers or any other Person; (E) any inability of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased or (F) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available to the Swing Line Lender the amount required pursuant to Section 2.1B(d) or (e), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Alternate Base Rate. Notwithstanding the foregoing provisions of this
Section 2.1B(f), no Lender shall he required to make a Revolving Loan to the Borrower for the purpose of refunding a Swing Line Loan pursuant to Section 2.1B(d) or to purchase a participating interest in a Swing Line Loan pursuant to
Section 2.1B(e) if an Event of Default has occurred and is continuing and, prior to the making by the Swing Line Lender of such Swing Line Loan, the Swing Line Lender has received written notice from such Lender specifying that such Event of Default has occurred and is continuing, describing the nature thereof and stating that, as a result thereof, such Lender shall cease to make such Refunded Swing Line Loans and purchase such participating interests, as the case may be; provided, however, that the obligation of such Lender to make such Refunded Swing Line Loans and to purchase such participating interests shall be reinstated upon the earlier to occur of (y) the date upon which such Lender notifies the Swing Line Lender that its prior notice has been withdrawn and (z) the date upon which the Event of Default specified in such notice no longer is continuing.

                  (g) The Swing Line Commitment of the Swing Line Lender shall terminate on the Revolving Loan Commitment Expiration Date.

         2.2 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrowers may request the issuance of Letters of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) in the form of commercial Letters of Credit or standby Letters of Credit for their own account or the account of their Subsidiaries, in a form reasonably acceptable to the applicable Issuing Bank (provided that each Letter of Credit shall provide for payment against sight drafts drawn thereunder), at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The letters of credit identified on Schedule 2.2 shall be deemed to be "Letters of Credit" issued on the Closing Date for all purposes of the Loan Documents.

                  (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the relevant Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and, in the case of a commercial Letter of Credit if the Agent shall have so requested and in the case of all standby Letters of Credit, the Agent (in each case, reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, the currency in which such Letter of Credit is to be denominated (which shall be an Approved Currency, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit, provided that in no event shall any Issuing Bank other than JPMorgan Chase Bank or one other Issuing Bank designated from time to time by the Borrower and reasonably acceptable to the Agent issue any Alternate Currency Letter of Credit hereunder. If requested by the applicable Issuing Bank, the relevant Borrower also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Letter of Credit Exposure shall not exceed (x) US$20,000,000, in the case of standby Letters of Credit, or (y) US$75,000,000, in the case of commercial Letters of Credit, (ii) the Alternate Currency Letter of Credit Exposure with respect to Letters of Credit denominated in an Alternate Currency shall not exceed the Alternate Currency Equivalent of US$35,000,000, and (iii) the total Credit Exposure shall not exceed the Aggregate Loan Commitment. Subsequent to the receipt by any Issuing Bank of a Notification Instruction (as defined below) from the Agent which shall not have been withdrawn, such Issuing Bank will contact the Agent prior to the issuance or increase in any Letter of Credit to determine whether or not such issuance or increase would result in any of the limitations set forth in the preceding sentence being exceeded. For purposes of this Section 2.2(b), a "Notification Instruction" shall (i) mean any instruction from the Agent requiring that an Issuing Bank make the contacts described in the preceding sentence, which instruction the Agent (a) may deliver at any time when it determines that the percentage which the aggregate Credit Exposure constitutes of the Aggregate Loan Commitment then in effect is greater than 80% and (b) will withdraw when it determines that such percentage is less than 80%, and (ii) include the name and telephone or facsimile number of the individual or individuals required to be contacted in accordance with the immediately preceding sentence. For purposes of calculating currency amounts in the third preceding sentence, the amount of any Alternate Currency Letter of Credit shall be the US Dollar Equivalent thereof calculated on the basis of the applicable rate of exchange determined in accordance with Section 2.18.

                  (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is one Business Day prior to the Maturity Date.

                  (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Revolving Loan Commitment Percentage of the Letter of Credit Amount. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent in US Dollars, for the account of such Issuing Bank, such Lender's Revolving Loan Commitment Percentage of (i) each Letter of Credit Disbursement made by such Issuing Bank in US Dollars and (ii) the US Dollar Equivalent, calculated at the time such payment is made, of each Letter of Credit Disbursement made by such Issuing Bank in an Alternate Currency and, in each case, not reimbursed by the Borrowers on the date due as required in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Loan Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                  (e) Reimbursement. If any Issuing Bank shall make any Letter of Credit Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such Letter of Credit Disbursement by paying to such Issuing Bank an amount equal to such Letter of Credit Disbursement in US Dollars, on the date that such Letter of Credit Disbursement is made (or, if such date is not a Business Day, on or before the next Business Day); provided that, if such Letter of Credit Disbursement is made under an Alternate Currency Letter of Credit, the Borrowers shall reimburse such Letter of Credit Disbursement by paying to such Issuing Bank an amount equal to such Letter of Credit Disbursement in the Currency in which such Alternate Currency Letter of Credit was issued, and provided, further, that, in the case of any such reimbursement obligation which is in an amount of not less than US$500,000 or the Alternate Currency Equivalent thereof, the Borrowers may, subject to the conditions to borrowing set forth herein, request that such payment be financed either in (i) US Dollars with an ABR Loan in an equivalent amount or (ii) the Alternate Currency in which the Alternate Currency Letter of Credit being reimbursed was denominated, with an Alternate Currency Loan, and, to the extent so financed, the Borrowers' obligation to make such payment shall be discharged and replaced by the resulting ABR Loan or Alternate Currency Loan, as the case may be. If the Borrowers fail to make when due any reimbursement payment required pursuant to this paragraph, the applicable

Issuing Bank shall immediately notify the Agent, which shall promptly notify each Lender of the applicable Letter of Credit Disbursement, the US Dollar Equivalent thereof calculated in accordance with the preceding sentence (if such Letter of Credit Disbursement related to an Alternate Currency Letter of Credit), the reimbursement payment then due from the Borrowers in respect thereof and such Lender's Revolving Loan Commitment Percentage thereof. Promptly following receipt of such notice, each Lender (other than such Issuing Bank) shall pay to the Agent in US Dollars its Revolving Loan Commitment Percentage of the reimbursement payment then due from the Borrowers, and the Agent shall promptly pay to such Issuing Bank in US Dollars the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from the Borrowers pursuant to this paragraph, including the Borrowers' payment of the Alternate Currency Equivalent of any US Dollar reimbursements paid to the Issuing Bank by the Lenders in connection with a Letter of Credit Disbursement under an Alternate Currency Letter of Credit, the Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any Letter of Credit Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such Letter of Credit Disbursement.

                  (f)      Letter of Credit Fees.

                           (i) Commercial Letter of Credit Fee. The Borrowers shall pay a commission on commercial Letters of Credit based upon the average outstandings of commercial Letters of Credit for the quarter, in an amount equal to the Applicable Commercial Letter of Credit Rate multiplied by the US Dollar Equivalent of such average outstandings, divided by 4. Such commission shall be payable quarterly in arrears on July 31, 2003 for the period commencing on the Closing Date and ending on July 31, 2003, and on the last Business Days of October, January, April and July thereafter through the Maturity Date of this Agreement. The Agent will promptly pay to the Issuing Banks and the other Lenders their pro rata shares of any amounts received from the Borrowers in respect of any such fees.

                           (ii) Standby Letter of Credit Fees. The Borrower agrees to pay to the Agent, for the account of the applicable Issuing Bank and the Lenders, a standby Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin from time to time in effect on the aggregate average daily amount available to be drawn (calculated in the case of any Alternate Currency Letter of Credit, on the basis of the US Dollar Equivalent calculated as of the date payment of such fee is due) under each standby Letter of Credit issued hereunder and other customary fees and expenses, including Issuing Bank fees. Standby Letter of Credit Fees shall be payable in advance on the first Business Days of April and October, commencing on the first such date to occur after the date hereof, and on the Closing Date for the period beginning on the Closing Date and ending on September 30, 2003. The Agent will promptly pay to the Issuing Banks and the Lenders their pro rata shares of any amounts received from the Borrowers in respect of any such fees. Standby Letter of Credit fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                  (g) Obligations Absolute. The Borrowers' obligation to reimburse Letter of Credit Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any application for the issuance of a Letter of Credit or this Agreement, or any term or provision therein or herein,
(ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharged of, or provide a right of setoff against, the Borrowers' obligations hereunder. Neither the Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing hereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

                  (h) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make a Letter of Credit Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Lenders with respect to any such Letter of

Credit Disbursement. Such notification requirements shall only apply to demands and payments related to standby Letters of Credit.

                  (i) Interim Interest. If an Issuing Bank shall make any Letter of Credit Disbursement, then, unless the Borrowers shall reimburse such Letter of Credit Disbursement in full on the date such Letter of Credit Disbursement is made (or, if such date is not a Business Day, on or prior to the next Business Day), the unreimbursed amount thereof shall bear interest, for each day from and including the date such Letter of Credit Disbursement is made to but excluding the date that the Borrowers reimburse such Letter of Credit Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrowers fail to reimburse such Letter of Credit Disbursement when due pursuant to paragraph (e) of this Section, then the interest rate described in
Section 2.7(c) shall apply; and provided, further, that, in the case of a Letter of Credit Disbursement made under an Alternate Currency Letter of Credit, the amount of interest due with respect thereto shall accrue on the US Dollar Equivalent of such Letter of Credit Disbursement and be calculated as of the time such Letter of Credit Disbursement was made. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

                  (j) Replacement of any Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Agent, the replaced Issuing Bank and the successor Issuing Bank. The Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to include a reference to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

                  (k) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Lenders, an amount in US Dollars and in cash equal to 105% of the Letter of Credit Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Alternate Currency Letters of Credit shall be deposited in the applicable Alternate Currencies in the amount of 105% of the actual amounts of such undrawn Letters of Credit and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (g) of Article 7. Each deposit pursuant to this paragraph shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the Issuing Banks for Letter of Credit Disbursements for which they have not been reimbursed (to be applied ratably among them according to the respective aggregate amounts of the then unreimbursed Letter of Credit Disbursements) and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

                  (l) Additional Issuing Banks. The Borrowers may, at any time and from time to time with the consent of the Agent (which consent shall not be unreasonably withheld) and such Lender, and subject to the limitation set forth in the proviso in Section 2.2(b), designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an Issuing Bank pursuant to this paragraph (1) shall be deemed to be an "Issuing Bank" for the purposes of this Agreement (in addition to being a Lender) with respect to Letters of Credit issued by such Lender.

                  (m) Reporting. Unless the Agent otherwise agrees, each Issuing Bank will report in writing to the Agent (i) on the first Business Day of each week and on the second Business Day to occur after the last day of each March, June, September and December, and on such other dates as the Agent may reasonably request, the daily activity during the preceding week, calendar quarter or other period, as the case may be, with respect to Letters of Credit issued by it, including the aggregate outstanding Letter of Credit Exposure with respect to such Letters of Credit on each day during such week, quarter or other period, in such form and detail as shall be satisfactory to the Agent, (ii) on any Business Day on which the Borrowers fail to reimburse a Letter of Credit Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such Letter of Credit Disbursement, and
(iii) such other information with respect to Letters of Credit issued by such Issuing Bank as the Agent may reasonably request.

         2.3      Optional Prepayments; Optional Commitment Reductions.

                  The respective Borrower may, on the last day of any Interest Period with respect thereto in the case of any Revolving Loans that are maintained as LIBOR Loans, or at any time and from time to time in the case of any Revolving Loans that are maintained as ABR Loans, prepay such Revolving Loans and/or permanently reduce the Aggregate Revolving Loan Commitment, in whole or in part, without premium or penalty, upon at least three Business Days' irrevocable written notice in the case of LIBOR Loans and upon at least one Business Day's irrevocable written notice in the case of ABR Loans, from such Borrower to the Agent, specifying the date and amount of prepayment and/or commitment reduction, and whether, if a prepayment, the prepayment is of LIBOR Loans, ABR Loans or a combination thereof and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice from such Borrower, the Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable by the respective Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in the aggregate principal amount of $500,000 or an integral multiple of $300,000 in excess thereof.

         2.4      Mandatory Prepayments.

                  (a) If at any time, including without limitation, any date on which the US Dollar Equivalent is required to be calculated pursuant to
Section 2.18, the Aggregate Credit Exposure exceeds the Aggregate Revolving Loan Commitment, then the Borrowers, jointly and severally, shall immediately, without notice or request by the Agent, prepay the Loans in an aggregate principal amount such that the Aggregate Credit Exposure does not exceed the Aggregate Revolving Loan Commitments after such prepayment is applied.

                  (b) On the day of receipt by a Borrower or any of its Subsidiaries of any Net Proceeds with respect to an Equity Offering, the Borrowers shall prepay the Loans and the Leasehold Improvement Loan pro rata in the aggregate amount equal to 100% of such Net Proceeds, provided that the Borrowers may withhold from such prepayment an amount not to exceed US$40,000,000 to cover the Borrowers' loss, cost and/or expense that may arise in connection with their interest rate swap exposures, all of which shall have been disclosed to the Lenders in a level of detail satisfactory to the Majority Lenders. On or prior to the date of any such Equity Offering, Quiksilver will provide to the Agent the calculations used by Quiksilver in determining the amount of any prepayment under this Section 2.4(b).

                  (c) On the day of receipt by a Borrower or any of its Subsidiaries of any Net Proceeds with respect to a Debt Offering (which Debt Offering must be permitted by Section 6.2 or otherwise consented to by the Majority Lenders in their sole discretion), the Borrowers shall prepay the Loans and the Leasehold Improvement Loan pro rata in the aggregate amount equal to 100% of such Net Proceeds. On or prior to the date of any such Debt Offering, Quiksilver will provide to the Agent the calculations used by Quiksilver in determining the amount of any such prepayment under this Section 2.4(c).

                  (d) If any prepayment is made in respect to any LIBOR Loan, in whole or in part, prior to the last day of the Interest Period applicable thereto, the applicable Borrower agrees to indemnify the Lenders in accordance with Section 2.14.

                  (e) Each prepayment pursuant to this Section 2.4 shall be accompanied by payment in full of all accrued interest thereon to and including the date of such prepayment, together with any additional amounts owing pursuant to Section 2.14.

         2.5      Conversion and Continuation Options.

                  (a) Any Borrower may elect from time to time to convert LIBOR Loans to ABR Loans, by such Borrower giving the Agent at least two Business Days' prior irrevocable written notice of such election pursuant to a Continuation Notice, provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. Quiksilver may elect from time to time to convert ABR Loans to LIBOR Loans by giving the Agent at least three Eurodollar Business Days' prior irrevocable written notice of such election pursuant to a Continuation Notice. Any such notice of conversion to LIBOR Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. All or any part of outstanding LIBOR Loans and ABR Loans may be converted as provided herein, provided that (i) any such conversion may only be made if, after giving effect thereto, Section 2.6 shall not have been contravened, (ii) no Loan may be converted into a LIBOR Loan after the date that is one month prior to the Revolving Loan Commitment Expiration Date and (iii) the Borrowers shall not have the right to elect to convert to a LIBOR Loan if a Default shall have occurred and be continuing.

                  (b) Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by Quiksilver giving notice to the Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such LIBOR Loan; provided, however, that no LIBOR Loan may be continued as such (i) if, after giving effect thereto, Section 2.6 would be contravened, (ii) after the date that is one month prior to the Revolving Loan Commitment Expiration Date or (iii) if a Default shall have occurred and be continuing; and further, provided, however, that, if Quiksilver shall fail to give any required notice as described above in this Section or if such continuation is not permitted pursuant to the preceding proviso, such LIBOR Loan shall be automatically converted to an ABR Loan on the last day of such then expiring Interest Period.

         2.6 Minimum Amounts of Tranches. All borrowings, conversions and continuations of LIBOR Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the LIBOR Loans comprising each Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof (or an amount in the applicable Alternate Currency having a US Dollar Equivalent of approximately $1,000,000 or an integral multiple of $100,000 in excess thereof in the case of a borrowing of a LIBOR Loan denominated in an Alternate Currency) and, in any case, there shall not be more than 8 Tranches. All ABR Loans shall be in an aggregate amount of at least $500,000.

         2.7      Interest Rates and Payment Dates.

                  (a) Each Loan maintained as a LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBO Rate plus the Applicable Margin.

                  (b) Each Loan maintained as an ABR Loan shall bear interest at a rate per annum equal to the Alternate Base Rate.

                  (c) If any Event of Default shall have occurred and be continuing, all amounts outstanding hereunder shall bear interest at a rate per annum which is the sum of the rate otherwise applicable pursuant to Section 2.7(a) or (b) plus 2% per annum, from the date of the occurrence of such Event of Default until such Event of Default is no longer continuing (after as well as before judgment).

                  (d) Interest shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to paragraph
(c) of this Section shall be payable on demand.

                  (e) For purposes of determining (i) the Applicable Margin for Loans, (ii) the Applicable Margin for the standby letter of credit fees referred to in Section 2.2(e)(iii), and (iii) the Maximum Leverage Ratio for the unused-commitment fees referred to in Section 2.15, interest rates on the Loans and such fees shall be calculated on the basis of the Maximum Leverage Ratio set forth in the most recent Covenant Compliance Certificate received by the Agent in accordance with Section 5.1(a) or (b) hereof. For accrued and unpaid interest and fees only (no changes being made for interest or fee payments previously made), changes in interest rates on the Loans or in such letter of credit fees attributable to changes in the Applicable Margin (with respect to Loans and letter of credit fees), and changes in the Maximum Leverage Ratio (with respect to unused-commitment fees) caused by changes in the Maximum Leverage Ratio shall be calculated upon the delivery of a Covenant Compliance Certificate, and such change shall be effective on ABR Loans, LIBOR Loans and such fees from the day which is five days after receipt by the Agent of such Covenant Compliance Certificate. If, for any reason, Quiksilver shall fail to deliver a Covenant Compliance Certificate when due in accordance with Section 5.1 (a) or (b), and such failure shall continue for a period of ten days, the Loan Leverage Level shall be deemed to be Loan Leverage Level 4 (for purposes of determining the Applicable Loan Margin on Loans and Letter of Credit fees), and the applicable rate under Section 2.15 shall be deemed to be the highest rate set forth in
Section 2.15 (for purposes of determining unused-commitment fees), as applicable, retroactive to the date on which Quiksilver should have delivered such Covenant Compliance Certificate, and shall continue until a Covenant Compliance Certificate indicating a different Loan Leverage Level is delivered to the Agent.

         2.8      Computation of Interest and Fees.

                  (a) Interest on Loans, unused-commitment fees and all other Obligations of the Borrowers shall be calculated on the basis of a 360-day year for the actual days elapsed, provided, however, that interest on obligations denominated in Pounds Sterling shall be calculated on the basis of a 365-day year. The Agent shall as soon as practicable notify the Borrowers and the Lenders of each determination of a LIBO Rate. Any change in the interest rate on a Revolving Loan resulting from a change in the Alternate Base Rate or the LIBOR Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the LIBOR Reserve Requirements becomes effective, as the case may be. The Agent shall as soon as practicable notify the Borrowers and the Lenders of the effective date and the amount of each such change in interest rate.

                  (b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.

         2.9 Inability to Determine Interest Rate. In the event that, prior to the first day of any Interest Period, (a) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period or (b) the Agent shall have received notice from the Majority Lenders acting in good faith that the LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Revolving Loans during such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the related Borrowers and the Lenders as soon as practicable thereafter. If such notice is given, (i) any LIBOR Loans requested to be made on the first day of such Interest Period shall accrue interest at the Alternate Base Rate, (ii) Revolving Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as ABR Loans and (iii) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to LIBOR Loans.

         2.10 Pro Rata Treatment and Payments. Each borrowing by the Borrowers from the Lenders hereunder, and any reduction of the Aggregate Revolving Loan Commitment, shall be made pro rata according to the respective Revolving Loan Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal and interest amounts of the Revolving Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrowers hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 11:00 a.m., New York City time, on the due date thereof to the Agent, for the account of the applicable Lenders, at the Agent's office specified in Section 9.2, in US Dollars and in immediately available funds. The Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Loan becomes due and payable on a day other than a Eurodollar Business Day, the maturity thereof shall be extended to the next succeeding Eurodollar Business Day (and interest shall continue to accrue thereon at the applicable rate) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Eurodollar Business Day.

         2.11 Illegality. Notwithstanding any other provision herein, if any change after the Closing Date in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender or Applicable Lending Office to make or maintain LIBOR Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make LIBOR Loans, continue LIBOR Loans as such and convert ABR Loans to LIBOR Loans shall forthwith be suspended during such period of illegality and (b) the Loans of such Lender or Applicable Lending Office then outstanding as LIBOR Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.14. To the extent that a Lender's LIBOR Loans have been converted to ABR Loans pursuant to this Section 2.11, all payments and prepayments of principal that otherwise would be applied to such Lender's LIBOR Loans shall be applied instead to its ABR Loans.

         2.12     Increased Costs.

                  (a) In the event that any change after the Closing Date in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law but, if not having the force of law, generally applicable to and complied with by banks and financial institutions of the same general type as such Lender in the relevant jurisdiction) from any central bank or other Governmental Authority made subsequent to the Closing Date:

                           (i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, letters of credit or guarantees issued by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or Applicable Lending Office which is not otherwise included in the determination of the LIBO Rate hereunder; or

                           (ii) shall impose on such Lender or Applicable Lending Office any other condition;

and the result of any of the foregoing is to increase the cost to any Issuing Bank of issuing or maintaining any Letter of Credit by an amount which such Issuing Bank deems to be material, or to such Lender or Applicable Lending Office by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining LIBOR Loans, or purchasing or maintaining any participation in a Letter of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall immediately pay to the Agent, for the account of such Issuing Bank, such Lender or such Applicable Lending Office, as applicable, at the request of such Issuing Bank or such Lender, as applicable, any additional amounts necessary to compensate such Issuing Bank or such Lender, as applicable, for such increased cost or reduced amount receivable. If any Issuing Bank, any Lender or any Applicable Lending Office becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrowers, through the Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by such Issuing Bank, such Lender or such Applicable Lending Office, through the Agent, to Quiksilver shall be conclusive evidence of the accuracy of the information so recorded, absent manifest error. This covenant shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

                  (b) If, after the Closing Date, the introduction of or any change in any applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, affects the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender, and such Lender (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) determines that the amount of capital maintained by such Lender or such corporation which is attributable to or based upon the Revolving Loans, the Letters of Credit, the Revolving Loan Commitments or this Agreement must be increased as a consequence of such introduction or change by an amount deemed by such Lender to be material, then, upon demand of the Agent at the request of such Lender, the Borrowers shall immediately pay to the Agent for the account of such Lender, additional amounts sufficient to compensate such Lender or such corporation for the increased costs to such Lender or corporation of such increased capital. Any such demand shall be accompanied by a certificate of such Lender setting forth in reasonable detail the computation of any such increased costs, which certificate shall be conclusive, absent manifest error. This covenant shall survive the termination of this Agreement, expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

         2.13     Taxes.

                  (a) All payments made by the Borrowers in respect of the Obligations shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority or any political subdivision or taxing authority thereof or therein, other than Excluded Taxes (all such non-Excluded Taxes being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Agent or any Lender in respect of the Obligations, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. The Agent or a Lender, as the case may be, shall deliver to the Borrowers a certificate in good faith setting forth the amount of such Taxes, the calculation of such Taxes and an explanation of the requirement therefor, all in reasonable detail, and such certificate shall be conclusive, absent manifest error. Whenever any Taxes are payable by the Borrowers, as promptly as possible thereafter, Quiksilver shall send to the Agent, for its own account or for the account of such Lender, as the case may be, a copy of an original official receipt received by the Borrowers showing payment thereof or such other evidence of payment reasonably satisfactory to the Agent. If any Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties (and related reasonable fees and expenses of counsel) that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

                  (b) Each Lender that is not organized under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrowers and the Agent (i) two duly completed copies of United States Internal Revenue Service Form W-9, W-8BEN or W-8ECI (as applicable to it). Each such Lender also agrees to deliver to the Borrowers and the Agent two further copies of the said Form W-9, W-8BEN or W-8ECI (as applicable to it), or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrowers or the Agent, unless in any such case an event beyond the control of such Lender (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it, and such Lender so advised the Borrowers and the Agent. Each such Lender shall certify, pursuant to such Forms, that it is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes.

         2.14 Indemnity. Each Borrower agrees to indemnify each Lender against, to hold each Lender harmless from, and to pay each Lender within 5 Business Days of such Lender's demand the amount of, any liability, loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (including reasonable fees and expenses of counsel) which such Lender may sustain or incur as a consequence of (a) default by such Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (b) default by such Borrower in making a borrowing of, conversion into or continuation of the LIBOR Loans after Quiksilver has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by such Borrower in making any prepayment after Quiksilver has given a notice thereof in accordance with the provisions of this Agreement or (d) the making by such Borrower of a prepayment or conversion of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto (including any prepayment required as a result of acceleration of the Loans under Article 7) as further described in Section 2.19. A Lender's certificate as to such liability, loss or expense shall be deemed conclusive, absent manifest error. This covenant shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of the Notes and all other amounts payable hereunder.

         2.15 Unused-Commitment Fees. The Borrowers, jointly and severally, agree to pay to the Lenders an unused-commitment fee to be shared pro rata among the Lenders with respect to the Loan Commitments for the period from and including the Closing Date to but excluding the Revolving Loan Commitment Expiration Date, based on the daily aggregate Available Loan Commitments from time to time in effect and computed at the applicable per annum rate set forth below.

     Loan                      Loan
Leverage Level            Leverage Level               Fee Rate
--------------            --------------               --------
      1           (< or = 1.00)                     0.225% per annum
      2           (>      1.00 < or = 1.25)         0.250% per annum
      3           (>      1.25 < or = 1.50)         0.275% per annum
      4           (>      1.50)                     0.300% per annum

Such fee shall be payable quarterly in arrears on the last day of each January, April, July and October and on the Revolving Loan Commitment Expiration Date, commencing on the first such date to occur after the Closing Date.

         2.16 Mitigation of Costs. If any Lender, by changing its Applicable Lending Office or taking any other reasonable action, so long as making such change or taking such other action is not disadvantageous to it in any financial, regulatory or other respect, can mitigate any adverse effect on the Borrowers under Section 2.9, 2.11, 2.12 or 2.13, such Lender shall take such action.

         2.17 Quiksilver Europa Equity Pledge. With respect to any foreclosure of the Quiksilver Europa Equity Pledge, the Borrowers, the Lenders and the Agent agree as set forth below.

                  (a) The Agent shall maintain in accordance with its usual practice an account reflecting (i) the amount of principal lent by each Lender hereunder (including participations in outstanding Letters of Credit), together with any interest, commissions, fees or other sums due or to become due to such Lender, and (ii) the amount of any sum received or recovered by such Lender.

                  (b) The Agent shall calculate the amounts due under the accounts referred to above. It is expressly agreed that, for purposes of enforcement of the Quiksilver Europa Equity Pledge, either judicially or extrajudicially, the amount resulting from the calculations referred to above shall be considered due, liquidated and payable by the Borrowers, as such amounts are reflected in a certificate issued by the Agent.

                  (c) The Agent shall notify the Borrowers of the amount due and payable resulting from the calculations described in Section 2.17(b).

                  (d) For purposes of undertaking the ordinary executive proceeding (procedimiento executivo ordinario) contemplated by Article 517 et seq. of the Spanish Civil Procedure Law, the Borrowers, the Lenders and the Agent expressly agree, for purposes of Article 571 et seq. of such law, that the calculation to determine the amount that may be claimed under such proceeding shall be made by the Agent. Consequently, in order to initiate the ordinary executive proceeding, the following documents shall be sufficient: (i) either an authorized copy (copia autentica) of the notarial deed of pledge (escritura p?blica) or, alternatively, the original of the notarial deed (poliza) together with a certificate issued by the notary public who intervened in the notarial deed (poliza) attesting that the notarial deed (poliza) coincides with the entries in his or her official registry book and with the dates of such entries;
(ii) notarized minutes (acta notarial) attaching the certificate of evidence of debt issued by the Agent, accompanied by debit and credit entries, including interest, showing the specific balance claimed under the enforcement proceeding, and also attesting that the calculation of the debt has been made in the form agreed to by the Borrowers, the Lenders and the Agent and that the balance due coincides with that appearing on the account; and (iii) notarized minutes (acta notarial) evidencing that the Borrowers have been notified of the due and payable amount resulting from the calculations and liquidation of the account.

         2.18 Determination of US Dollar Equivalent. For purposes of the Loan Documents, the US Dollar Equivalent of each Alternate Currency Loan and each Letter of Credit denominated in an Alternate Currency shall be recalculated
(i) on each Borrowing Date, (ii) on the date that the Aggregate Revolving Loan Commitment is reduced, (iii) on the last Business Day of each month unless the US Dollar Equivalent was recalculated pursuant to clause (i) or (ii) during such month, and (iv) from time to time, in the Agent's discretion. The US Dollar Equivalent for each Alternate Currency Loan and each Letter of Credit denominated in an Alternate Currency shall remain in effect until the same is recalculated by the Agent as provided above and notice of such recalculation is received by Quiksilver, it being understood that until such notice is received, the US Dollar Equivalent shall be that US Dollar Equivalent. The Agent shall promptly notify Quiksilver, the Issuing Bank and the Lenders of each such determination of the US Dollar Equivalent for each Alternate Currency Loan and each Letter of Credit denominated in an Alternate Currency.

         2.19 Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for US Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. No Lender or Issuing Bank shall be entitled to the benefits of this Section 2.19 unless such Lender or Issuing Bank shall have complied with the requirements of this Section 2.19.

                                   ARTICLE 3.

                         REPRESENTATIONS AND WARRANTIES

         To induce the Lenders and the Agent to enter into this Agreement, to induce the Lenders to make the Loans and participate in the Letters of Credit and to induce the Issuing Banks to issue the Letters of Credit, the Borrowers hereby severally represent and warrant to the Agent and each Lender that:

         3.1 Organization and Good Standing. Each Borrower and each Subsidiary (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization,

(b) has all requisite power and authority (corporate, partnership, limited liability company and otherwise) to own its properties and to conduct its business as now conducted and as currently proposed to be conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is duly qualified to conduct business in, and is currently in good standing in, every jurisdiction where such qualification is required. Each jurisdiction in which each Borrower and each Subsidiary is organized or is qualified to conduct business is listed on Schedule 3.1.

         3.2 Power and Authority. Each Borrower has all requisite power and authority under applicable Requirements of Law to borrow hereunder. Each Borrower and each Subsidiary has all requisite power and authority under applicable Requirements of Law to execute, deliver and perform the obligations under the Loan Documents to which it is a party. All actions, waivers and consents (corporate, regulatory and otherwise) necessary for each Borrower to execute, deliver and perform the Loan Documents to which it is a party have been taken and/or received.

         3.3 Validity and Legal Effect. This Agreement constitutes, and the other Loan Documents to which Quiksilver or any Subsidiary is a party constitute (or will constitute when executed and delivered), the legal, valid and binding obligations of each Borrower enforceable against it in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally or by equitable principles relating to enforceability.

         3.4 No Violation of Laws or Agreements. The execution, delivery and performance of the Loan Documents (a) will not violate or contravene any material Requirement of Law, (b) will not result in any material breach or violation of, or constitute a material default under, any agreement or instrument by which any Borrower or any of its respective property may be bound, and (c) will not result in or require the creation of any Lien (other than pursuant to the Loan Documents) upon or with respect to any properties of any Borrower, whether such properties are now owned or hereafter acquired.

         3.5 Title to Assets; Existing Encumbrances. Each Borrower has good and marketable title to all Properties purported to be owned thereby, free and clear of any Liens, except (i) the Liens granted to the Agent for the benefit of the Lenders under the Loan Documents and (ii) the other Liens against the assets of each Borrower and each Subsidiary set forth on Schedule 3.5A. The property and assets of each Borrower and its Subsidiaries are in good order and repair (ordinary wear and tear excepted) and are fully covered by the insurance required under the Loan Documents. No Borrower nor any Subsidiary has used (or permitted the filing of any financing statement under) any legal or operating name at any time during the twelve consecutive calendar months immediately preceding the execution of this Agreement, except as identified on Schedule 3.5B.

         3.6 Taxes and Assessments. Each Borrower and its Subsidiaries has timely filed all required tax returns and reports (federal, state and local) or has properly filed for extensions of the time for the filing thereof. No Borrower has knowledge of any deficiency, penalty or additional assessment due or appropriate in connection with any such taxes. All taxes (federal, state and local) imposed upon any Borrower or any Subsidiary or any of its properties, operations or income have been paid and discharged prior to the date when any interest or penalty would accrue for the nonpayment thereof, except for (a) those taxes being contested in good faith by appropriate proceedings diligently prosecuted and with adequate reserves reflected on the financial statements in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. There are no taxes imposed on any Borrower or its Subsidiaries by any political subdivision or taxing authority due or payable either on or by virtue of the execution and delivery by the Borrowers, the Agent, or the Lenders of this Agreement or any other Loan Document to which the Borrowers are party, or on any payment to be made by the Borrowers pursuant hereto or thereto.

         3.7      Litigation and Legal Proceedings. Except as disclosed on
Schedule 3.7, there is no litigation, claim, investigation, administrative proceeding, labor controversy or similar action that is pending or, to the best of any Borrower's knowledge, threatened (i) with respect to any Loan Document or the transactions contemplated thereby or (ii) against any Borrower or any Subsidiary that, if adversely resolved, could reasonably be expected to have a Material Adverse Effect.

         3.8      Accuracy of Financial Information.

                  (a) All information previously furnished to the Agent and the Lenders that was prepared by or on behalf of the Borrowers concerning the financial condition and operations of Quiksilver and its Subsidiaries, including the audited consolidated financial statements of Quiksilver as of October 31, 2002 for the fiscal year then ended and the unaudited consolidated financial statements of Quiksilver as of April 30, 2003 for the 6-month fiscal period then ended, (A) has been prepared in accordance with GAAP consistently applied, (B) is true, accurate and complete in all material respects, (C) fairly presents the financial condition of the organizations covered thereby as of the dates and for the periods covered thereby and (D) discloses all material liabilities (contingent and otherwise) of Quiksilver and its Subsidiaries.

                  (b) Since October 31, 2002 there has been no event or condition resulting in a Material Adverse Effect.

         3.9 Accuracy of Other Information. All information contained in any material application, schedule, report, certificate, or any other document given to the Agent or any Lender by Quiksilver or any other Person in connection with the Loan Documents is in all material respects true, accurate and complete, and no such Person has omitted to state therein (or failed to include in any such document) any material fact or any fact necessary to make such information not misleading. All projections given to the Agent or any Lender by Quiksilver or any other Person on behalf of Quiksilver have been prepared with a reasonable basis and in good faith making use of such information as was available at the date such projection was made. The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Quiksilver to be reasonable at the time made and as of the Closing Date, it being recognized that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

         3.10 Compliance with Laws Generally. Each Borrower is in compliance in all material respects with all Requirements of Law applicable to it, its operations and its properties.

         3.11     ERISA Compliance.

                  (a) Each Borrower is in compliance in all material respects with all applicable provisions of ERISA, and all rules, regulations and orders implementing ERISA.

                  (b) No Borrower or any Subsidiary or any ERISA Affiliate thereof, maintains or contributes to (or has maintained or contributed to) any Multiemployer Plan under which any Borrower or any ERISA Affiliate thereof could have any withdrawal liability.

                  (c) No Borrower or any Subsidiary or any ERISA Affiliate thereof sponsors or maintains any defined benefit pension plan under which there is an accumulated funding deficiency within the meaning of Section 412 of the Code, whether or not waived.

                  (d) The liability for accrued benefits under each defined benefit pension plan that will be sponsored or maintained by any Borrower, any Subsidiary or any ERISA Affiliate thereof (determined on the basis of the actuarial assumptions utilized by the PBGC) does not exceed the aggregate fair market value of the assets under each such defined benefit pension plan.

                  (e) The aggregate liability of each Borrower, each Subsidiary and each ERISA Affiliate thereof arising out of or relating to a failure of any employee benefit plan within the meaning of Section 3(2) of ERISA to comply with provisions of ERISA or the Code will not have a Material Adverse Effect.

                  (f) There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the Plan in preparing the most recent annual report) of each Borrower, any Subsidiary or any ERISA Affiliate thereof under any Plan, program or arrangement providing post-retirement, life or health benefits.

                  (g) No Reportable Event and no Prohibited Transaction (as defined in ERISA) has occurred or is occurring with respect to any Plan with which Quiksilver or any Subsidiary is associated.

                  (h) To the extent that any Borrower is subject to the pension law of any jurisdiction other than the United States, each of the representations contained in sections 3.11(a) through (g) would be true and correct if (i) a reference to the corresponding provisions of such foreign pension law were substituted for any reference to "ERISA" and the "Code" therein or in the definition of any defined term used therein; (ii) any reference to an "ERISA Affiliate" were deemed to be a reference to any person or entity with respect to which the Borrower or any Subsidiary would have secondary or joint and several liability under such foreign pension law; and (iii) to the extent the foreign jurisdiction has a pension benefit insurance agency comparable to the PBGC, a reference to such agency were substituted for each reference to the PBGC therein.

         3.12     Environmental Compliance.

                  (a) Each Borrower has received all permits and filed all notifications necessary under and is otherwise in compliance in all material respects with all national, federal, state and local laws, rules and regulations, whether domestic or foreign, governing the control, removal, storage, transportation, spill, release or discharge of hazardous or toxic wastes, substances and petroleum products, including as provided in the provisions of and the regulations under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, (ii) the Solid Waste Disposal Act, (iii) the Clean Water Act and the Clean Air Act, (iv) the Hazardous Materials Transportation Act, (v) the Resource Conservation and Recovery Act of 1976 and
(vi) the Federal Water Pollution Control Act Amendments of 1972 (all of the foregoing enumerated and non-enumerated statutes, including any applicable state or local statutes, all as amended, collectively, the "Environmental Control Statutes").

                  (b) No Borrower has given any written or oral notice to the Environmental Protection Agency ("EPA") or any state or local agency with regard to any actual or imminently threatened removal, storage, transportation, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products either (i) on properties owned or leased by Quiksilver or such Subsidiary or (ii) otherwise in connection with the conduct of its business and operations.

                  (c) No Borrower has received notice that it is potentially responsible for costs of clean-up of any actual or imminently threatened spill, release or discharge of hazardous or toxic wastes or substances or petroleum products pursuant to any Environmental Control Statute.

                  (d) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of any Borrower, threatened, under any Environmental Control Statute to which any Borrower is named as a party with respect to the Properties or the business conducted at the Properties, nor are there any consent decrees or ether decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Control Statute with respect to the Properties or such business.

         3.13 Federal Regulations. No Letter of Credit and no part of the proceeds of any Loans are intended to be or will be used, directly or indirectly for any purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System. If requested by any Lender or the Agent, each Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of Form U-1 referred to in Regulation U.

         3.14 Fees and Commissions. Except as required by Section 2.15 or the letter referred to in Section 4.1(f), neither Quiksilver nor any Subsidiary owes or will owe any fees or commissions of any kind in connection with this Agreement or the transactions contemplated hereby, and Quiksilver does not know of any claim (or any basis for any claim) for any fees or commissions in connection with this Agreement or such transactions.

         3.15 Solvency. Immediately prior to, upon and immediately following the execution of this Agreement and the funding of the Loans and the issuance of any Letters of Credit to be funded or issued on the Closing Date, Quiksilver, both individually and together with its Subsidiaries, was, is and will be Solvent.

         3.16 Investment Company Act; Other Regulations. Neither Quiksilver nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         3.17 Nature of Business. Neither Quiksilver nor any Subsidiary is engaged in any business other than the ownership and operation of retail apparel stores, the design, sourcing, manufacture and distribution of consumer products and services, primarily apparel and accessories, and the marketing, advertising and promotion of those products and services, and the lifestyle associated with such products and services.

         3.18 Ranking of Loans. This Agreement and the other Loan Documents to which Quiksilver is a party, when executed, and the Loans, when borrowed are and will be the direct and general obligations of Quiksilver. Quiksilver's obligations hereunder and thereunder rank and will rank at least pari passu in priority of payment to all other senior Indebtedness of Quiksilver.

         3.19 Subsidiaries. Quiksilver has no Subsidiaries other than those listed on Schedule 3.1. As of the date of this Agreement, Quiksilver has the Material Domestic Subsidiaries and Material Foreign Subsidiaries listed on
Schedule 3.19.

                                   ARTICLE 4.

                             CONDITIONS TO BORROWING

         4.1 Conditions to Closing. This Agreement shall become effective on the Closing Date when, on or before the Closing Date, the following conditions precedent have been satisfied, in form and substance satisfactory to the Agent:

                  (a) Credit Agreement. The Agent shall have received this Agreement, duly executed and delivered by all parties.

                  (b)      Other Loan Documents. The Agent shall have received
(i) the Notes, (ii) the Security Agreement, (iii) the Guarantees made by all Material Domestic Subsidiaries, (iv) the Guarantor Security Agreements made by all Material Domestic Subsidiaries, (v) the Quiksilver Europa Equity Pledge and related agreements and other documents, (vi) the QAPL Mortgage and related agreements and other documents, (vii) all other agreements or instruments required to create or perfect a security interest in the Collateral and/or the Guarantor Collateral, in each case executed and delivered by officers of the Borrowers and the Guarantors, as applicable, (viii) the Intercreditor Agreement, and (ix) an amendment to the Leasehold Improvement Loan agreement consistent with the prepayment carveout described in Section 2.4(b).

                  (c) Incumbency Certificates. The Agent shall have received incumbency certificates for each of the Borrowers and each Guarantor, in each case dated as of the Closing Date and executed by such Obligor's Secretary or Assistant Secretary.

                  (d) Corporate Proceedings. The Agent shall have received a copy of the resolutions of the Board of Directors of each of the Borrowers and the Guarantors, authorizing (i) the execution, delivery and performance of the Loan Documents to which such Obligor is or will be a party and (ii) in the case of the Borrowers, the borrowings contemplated hereunder, in each case certified by the Secretary or an Assistant Secretary of each Borrower and Guarantor, as applicable, as of the Closing Date, which certificate states that such resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

                  (e) Organic Documents. The Agent shall have received copies of the Organic Documents of each of the Borrowers and the Guarantors, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of each Borrower and each Guarantor, as applicable.

                  (f) Fees and Costs. The Agent shall have received payment of all fees, costs and expenses, including legal fees and the fees set forth in the fee side letter executed by Quiksilver and the Agent in connection herewith, accrued and unpaid and otherwise due and payable on or before the Closing Date by Quiksilver in connection with this Agreement.

                  (g) Legal Opinions. The Agent shall have received the executed legal opinion(s) of counsel to the Borrowers, each Guarantor, and each pledgor, and Spanish counsel to the Lenders, in form and substance satisfactory to the Agent.

                  (h) Lien Searches. The Agent shall have received such UCC and other Lien searches as it shall deem necessary.

                  (i) Good-Standing Certificates. With respect to the Borrowers (except as set forth in Section 4.3) and the Guarantors, the Agent shall have received a certificate, dated a recent date, of the Secretary of State of the state of formation of such Obligor and each other jurisdiction where such Obligor is required to be qualified to do business under such jurisdiction's law, certifying as to the existence and good standing of, and the payment of taxes by, each Obligor in such state.

                  (j) No Default / Representations. No Default shall have occurred and be continuing on the Closing Date or would occur after giving effect to the Loans requested to be made, or Letters of Credit requested to be issued, on the Closing Date, and the representations and warranties contained in this Agreement and each other Loan Document and certificate or other writing delivered to the Lenders in satisfaction of the conditions set forth in this
Section 4.1 prior to or on the Closing Date shall be correct in all material respects on and as of the Closing Date, and the Agent shall have received a certificate of Quiksilver to such effect in the form of Exhibit C, dated as of the Closing Date and executed by a Responsible Officer of Quiksilver.

                  (k) Financial Information. The Agent shall have received a Covenant Compliance Certificate as of April 30, 2003.

                  (l) Additional Proceedings. The Agent shall have received such other approvals, opinions and documents as any Lender, through the Agent, may reasonably request, and all legal matters incidental to the making of such Loans and issuance of such Letters of Credit shall be satisfactory to the Agent.

         4.2 Conditions to Each Loan or Letter of Credit. The agreement of each Lender to make each Loan, and the agreement of each Issuing Bank to issue each Letter of Credit, requested to be made or issued by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit, of the following conditions precedent:

                  (a) Representations and Warranties; No Default. The following statements shall be true, and each Borrower's acceptance of the proceeds of such Revolving Loan or its delivery of an executed Letter of Credit Request shall be deemed to be a representation and warranty of the Borrowers on the date of such Loan or as of the date of issuance of such Letter of Credit, as applicable, that:

                           (i) The representations and warranties contained in this Agreement and in each other Loan Document and certificate or other writing delivered to the Lenders prior to, on or after the Closing Date pursuant hereto and on or prior to the date for such Loan or the issuance of such Letter of Credit are correct on and as of such date in all material respects as though made on and as of such date except to the extent that such representations and warranties expressly relate to an earlier date; and

                           (ii) No Default has occurred and is continuing or would result from the making of the Loan to be made on such date or the issuance of such Letter of Credit as of such date.

                  (b) Legality. The making of such Loan or the issuance of such Letter of Credit, as applicable, shall not contravene any law, rule or regulation applicable to any Lender or the Borrowers or any other Obligor.

                  (c) Borrowing Notice, Letter of Credit Request. The Agent shall have received a Revolving Loan Borrowing Notice, a Swing Line Borrowing Notice, and/or a Letter of Credit Request, as applicable, pursuant to the provisions of this Agreement from the applicable Borrower.

                  (d) First Advance. The Agent shall have received a copy of a payoff and release letter from Union Bank of California, N.A., as Administrative Agent, to Quiksilver upon payment to it, as agent, with proceeds of the first advance made under this Agreement, of all amounts due to the Lenders party to that certain Amended and Restated Revolving Credit and Term Loan Agreement dated June 28, 2002, as amended, between Quiksilver and such lenders (other than the obligations that expressly survive the termination thereof, including obligations in relation to the letters of credit identified in Schedule 2.2 hereof), and termination of all commitments of the lenders thereunder to extend credit.

         4.3 Condition Subsequent. Within (a) 30 days after the Closing Date, the Agent shall have received from the Borrowers (i) evidence, satisfactory to the Agent, of cancellation of the deed of pledge of shares of Quiksilver Europa S.L. granted on March 21, 2002 and (ii) evidence, satisfactory to the Agent, of the creation of a pledge of the shares of Quiksilver Europa S.L. in favor of the Agent and (b) a reasonably practicable time after the Closing Date, the Agent shall have received from Na Pali, S.A.S. and Quiksilver Japan K.K., a certificate or other evidence satisfactory to the Agent, dated a recent date, from the state or jurisdiction of formation of such Borrower and each other jurisdiction where such Borrower is required to be qualified to do business under such jurisdiction's law, certifying as to the existence and good standing of such Borrower in such state.

                                   ARTICLE 5.

                              AFFIRMATIVE COVENANTS

         The Borrowers hereby agree that from and after the Closing Date, so long as any Revolving Loan Commitment remains in effect, any Note remains outstanding and unpaid, any other amount is owing to any Lender or the Agent hereunder or any Letter of Credit remains outstanding:

         5.1      Financial Statements.

                  (a) Within 105 days after the end of each fiscal year, Quiksilver shall deliver to the Lenders a complete set of audited annual consolidated financial statements of Quiksilver, and unaudited consolidating financial statements with respect to Quiksilver, each Domestic Subsidiary (to the extent included in Quiksilver's consolidating financial statements immediately before the date hereof), each Material Domestic Subsidiary, QAPL, Na Pali, Quiksilver Europa, Quiksilver Japan K.K., Ug, and each other Material Foreign Subsidiary, including a balance sheet, an income statement and a cash flow statement (with accompanying notes and schedules) and a capital expenditure schedule for such fiscal year segmented by domestic and foreign operations. Such financial statements (i) must be prepared in accordance with GAAP consistently applied and (ii) must be certified without qualification or exception by the Accountants. Together with the audited financial statements, the Agent must also receive (A) a copy of the opinion of the Accountants (without a "going concern" or like qualification or exception, and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly the financial condition and results of operations of Quiksilver and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, (B) a certificate executed by the Chief Financial Officer of Quiksilver certifying that the financial statements fairly present the financial condition of Quiksilver and its Subsidiaries as of the date thereof and for the period covered thereby and that as of the date of such certificate such officer has obtained no knowledge of any Default except as specified in such certificate, and (C) a Covenant Compliance Certificate.

                  (b) Within 60 days after the end of each of Quiksilver's first three fiscal quarters, Quiksilver shall deliver to the Lenders the unaudited quarterly consolidated financial statements of Quiksilver and unaudited consolidating financial statements with respect to Quiksilver, each Domestic Subsidiary (to the extent included in Quiksilver's consolidating financial statements immediately before the date hereof), each Material Domestic Subsidiary, QAPL, Na Pali, Quiksilver Europa, Quiksilver Japan K.K., Ug and each other Material Foreign Subsidiary, including a balance sheet, an income statement and a cash flow statement (with accompanying notes and schedules). Such financial statements shall be prepared in accordance with GAAP consistently applied. Together with the quarterly financial statements, the Lenders must also receive (i) a certificate executed by the Chief Financial Officer of Quiksilver
(A) stating that the financial statements fairly present the financial condition of Quiksilver and its Subsidiaries as of the date thereof and for the period covered thereby and (B) certifying that as of the date of such certificate such officer has obtained no knowledge of any Default except as specified in such certificate and (ii) a Covenant Compliance Certificate.

                  (c) Within 105 days after the end of each fiscal year, Quiksilver shall deliver to the Lenders its projections with respect to the financial performance of Quiksilver and its Subsidiaries for the fiscal year commencing on the immediately preceding November 1. Such projections shall include quarterly cash-flow forecasts, quarterly consolidating balance sheets and quarterly consolidating income statements and shall otherwise be in form and scope reasonably satisfactory to the Agent.

         5.2 Certificates; Other Information. Quiksilver shall furnish to the Agent, for distribution to the Lenders:

                  (a) within 10 days after the same are filed, copies of all financial statements and reports which Quiksilver or any Subsidiary may make to, or file with, the Securities and Exchange Commission or any successor Governmental Authority;

                  (b) promptly but, in any event, within 10 days after receipt thereof, copies of all financial reports (including management letters), if any, submitted to Quiksilver or any Subsidiary by the Accountants in connection with any annual or interim audit of the books thereof;

                  (c) as soon as possible and in any event within five Business Days after the occurrence of a Default or, in the good faith determination of a Responsible Officer of Quiksilver, a Material Adverse Effect, the written statement by a Responsible Officer of Quiksilver, setting forth the details of such Default or Material Adverse Effect and the action which Quiksilver proposes to take with respect thereto;

                  (d) (A) as soon as possible and in any event within 30 days after Quiksilver knows or has reason to know that any Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of Quiksilver describing such Termination Event and the action, if any, which Quiksilver proposes to take with respect thereto, (B) promptly and in any event within ten days after receipt thereof by Quiksilver or any ERISA Affiliate of Quiksilver from the PBGC, copies of each notice received by Quiksilver or such ERISA Affiliate of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan maintained for or covering employees of Quiksilver or any Subsidiary if the present value of the accrued benefits under the Plan exceeds its assets by an amount in excess of $500,000, (D) promptly and in any event within ten days after receipt thereof by Quiksilver or any ERISA Affiliate of Quiksilver from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by Quiksilver or such ERISA Affiliate concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (E) the information that would be required under clauses (A) through (D) if the corresponding provisions of the pension law of any foreign jurisdiction under which Quiksilver or any Subsidiary may have liability were substituted for each reference to ERISA and the Code therein and in the definition of any defined term used therein;

                  (e) promptly after the commencement thereof, but in any event not later than 10 days after service of process with respect thereto on, or the obtaining of knowledge by, Quiksilver or any Subsidiary, notice of (i) each material action, suit or proceeding before any Governmental Authority and
(ii) any claim under any Environmental Control Statute;

                  (f) promptly upon any Subsidiary's becoming a Material Domestic Subsidiary or a Material Foreign Subsidiary, or upon Quiksilver's direct or indirect creation or acquisition of a Material Domestic Subsidiary or a Material Foreign Subsidiary, notice of the same; and

                  (g) promptly, such additional financial information as any Lender, through the Agent, may from time to time reasonably request.

         5.3 Payment of Obligations. Quiksilver shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (including all taxes, assessments, governmental charges and levies), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Quiksilver or such Subsidiaries, as the case may be.

         5.4 Conduct of Business; Maintenance of Existence and Licenses; Contractual Obligations. Each Borrower shall, and shall cause each of its Subsidiaries to, (a) continue to engage in business of the same general type as conducted by Quiksilver and such Subsidiaries as of the date hereof, (b) preserve, renew and keep in full force and effect its corporate or other legal existence, unless the Board of Directors of any Subsidiary other than a Material Domestic Subsidiary or a Material Foreign Subsidiary determines that the preservation of its corporate or other legal existence is no longer desirable, and the loss thereof could not reasonably be expected to have a Material Adverse Effect, (c) maintain all rights, registrations, licenses, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to so maintain would not have a Material Adverse Effect, and (iv) comply with all Contractual Obligations except to the extent that failure to comply therewith would not have a Material Adverse Effect.

         5.5 Maintenance of Property; Insurance. Each Borrower shall, and shall cause each of its Subsidiaries to, keep all property useful or necessary in its business in good working order and condition (ordinary wear and tear excepted); maintain with financially sound and reputable insurance companies or associations insurance on such of its property in at least such amounts and against such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Agent evidence of the continued effectiveness of such insurance at all times (but with respect to Foreign Subsidiaries, only upon request by the Agent). All such policies of insurance on the property of Quiksilver and the Domestic Subsidiaries shall contain an endorsement, in form and substance satisfactory to the Agent, (a) showing the Agent, for the benefit of the Lenders, as additional insured or loss payee, as appropriate, and (b) providing that the insurance companies will give the Agent at least 20 days' prior written notice before any such policy or policies of insurance shall be materially altered or canceled. All policies of insurance required to be maintained under this Agreement shall be in customary form and with insurers reasonably acceptable to the Agent and all such policies shall be in such amounts as shall be customary for similar companies in the same or similar business in the same geographical area. Quiksilver shall deliver to the Agent insurance certificates certified by Quiksilver's insurance brokers, as to the existence and effectiveness of each policy of insurance and evidence of payment of all premiums then due and payable therefor. In addition, Quiksilver shall notify the Agent promptly of any occurrence causing a material loss of any insured Property and the estimated (or actual, if available) amount of such loss. In addition, Quiksilver shall cause the insurance policies maintained by it and the Domestic Subsidiaries to be in conformity with the following:

                           (i) Each policy for liability insurance shall provide for all losses to be payable to the Agent and Quiksilver or a Domestic Subsidiary (as the case may be), as their respective interests may appear, and each policy for property damage insurance shall, to the extent applicable to equipment and inventory, provide for all losses (except for losses of less than US$1,000,000 per occurrence, which may be paid directly to Quiksilver or such Domestic Subsidiary, as applicable) to be paid directly to the Agent.

                           (ii) Reimbursement under any liability insurance maintained by Quiksilver or its Subsidiaries pursuant to this Section
         5.5 may be paid directly to the Person who shall have incurred liability covered by such insurance. In the case of any loss involving damage to equipment or inventory as to which clause (iii) of this
         Section 5.5 is not applicable, Quiksilver will make or cause to be made the necessary repairs to or replacements of such equipment or inventory, and any proceeds of insurance maintained by Quiksilver or its Domestic Subsidiaries pursuant to this Section 5.5 shall be paid by the insurer or the Agent, as applicable, to Quiksilver or the applicable Domestic Subsidiary, upon presentation of invoices and other evidence of obligations, as reimbursement for the costs of such repairs or replacements. Any such payment by the Agent shall not be unreasonably withheld or delayed.

                           (iii)    Upon the occurrence and during the
         continuance of a Default, all insurance proceeds in respect of any equipment or inventory shall be paid to the Agent and applied in repayment of the Loans in such order as the Agent may reasonably determine, but in any event pro rata among the Lenders.

         5.6 Inspection of Property; Books and Records; Discussions. Each Borrower shall, and shall cause each of its Subsidiaries to, (a) keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities and (b) upon reasonable notice and at such reasonable times during usual business hours, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Quiksilver and its Subsidiaries with officers and employees of Quiksilver and its Subsidiaries and with its Accountants.

         5.7 Environmental Laws. Each Borrower shall, and shall cause each of its Subsidiaries to:

                  (a) Comply in all material respects with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Control Statutes and obtain and comply in all material respects with any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Control Statutes;

                  (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Control Statutes and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Control Statutes except to the extent that the same are being contested in good faith by appropriate proceedings; and

                  (c) Defend, indemnify and hold harmless the Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Control Statutes applicable to the operations of Quiksilver or any of its Subsidiaries, or Quiksilver's or any of its Subsidiaries' interest in Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including attorneys' and consultants' fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement, the expiration of the Letter of Credit and the payment of the Notes and all other amounts payable hereunder.

         5.8 Use of Proceeds. The Borrowers will use the proceeds of the Revolving Loans solely to provide funds for working capital, capital expenditures, acquisitions permitted by Section 6.7(d), the indebtedness described in Section 4.2(d) and general corporate purposes of the Borrowers. Commercial Letters of Credit shall be used only for the purpose of supporting purchases of inventory by the Borrowers. Standby Letters of Credit shall be used only to provide support for direct business activities of the Borrowers as agreed to by the Agent. Notwithstanding anything herein to the contrary, no Loan or Letter of Credit shall be used for the purchasing or carrying of any Margin Stock.

         5.9 Compliance with Laws, Etc. Each Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all applicable Requirements of Law.

         5.10     Guarantees, Etc.

                  (a) Quiksilver will cause each of its Material Domestic Subsidiaries to execute and deliver to the Agent, promptly upon request thereby,
(i) a Guarantee guaranteeing the Obligations, (ii) a Guarantor Security Agreement granting to the Agent, for the benefit of the Lenders, a security interest in the tangible and intangible personal property (excluding trademarks, trade names and other intellectual-property rights) of such Domestic Subsidiary, together with appropriate Lien searches requested by the Agent indicating the Lenders' first- priority Lien on such personal property and (iii) UCC-1 Financing Statements, duly executed by such Subsidiary, in form and substance satisfactory to the Agent and, in connection with such deliveries, cause to be delivered to the Agent (A) a favorable written opinion of counsel satisfactory to the Agent as to such matters relating thereto as any Lender through the Agent may reasonably request, in form and substance satisfactory to the Agent, (B) such other agreements, instruments, approvals or other documents as any Lender through the Agent may reasonably request, and (C) copies of the organizational documents, resolutions and incumbency certificates of such Domestic Subsidiary.

                  (b) Quiksilver will, and will cause each Material Foreign Subsidiary and each Subsidiary holding any equity interest in a Material Foreign Subsidiary to, deliver to the Agent, promptly upon request thereby, (i) a pledge of 65% of the equity interests in such Foreign Subsidiary (or such greater amount of such equity interests as shall not cause Quiksilver to incur material adverse tax consequences under United States tax law), (ii) such agreements, certificates, filings, notices, consents and other actions as the Agent may request to evidence and perfect such pledge and (iii) an executed legal opinion of local counsel to Quiksilver, such Foreign Subsidiary and such Subsidiary in form and substance, and from a firm of attorneys, reasonably acceptable to the Agent; provided, however, that no such deliveries shall be required with respect to any Material Foreign Subsidiary which is wholly-owned by a Foreign Subsidiary with respect to which the Borrower has complied with this Section 5.10(b).

                                   ARTICLE 6.

                               NEGATIVE COVENANTS

         The Borrowers hereby agree that from and after the Closing Date, so long as any Revolving Loan Commitment remains in effect, any Note remains outstanding and unpaid, any other amount is owing to any Lender or the Agent hereunder or any Letter of Credit remains outstanding:

         6.1      Financial Condition Covenants. The Borrowers shall not:

                  (a) Maximum Leverage Ratio. Permit the Maximum Leverage Ratio of Quiksilver and its Subsidiaries on a consolidated basis, as of the end of any fiscal quarter of Quiksilver, to exceed 2.00:1.

                  (b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of Quiksilver and its Subsidiaries on a consolidated basis, as of the end of any fiscal quarter of Quiksilver, to be less than 1.25:1.

                  (c) Minimum Profitability. Permit, with respect to Quiksilver and its Subsidiaries on a consolidated basis, a net loss to exist on a rolling four-quarter basis.

         6.2 Limitation on Indebtedness. The Borrowers shall not create, incur, assume or suffer to exist any Indebtedness, and shall not permit any of their Subsidiaries, to create, incur, assume or suffer to exist any Indebtedness, except for:

                  (a) Indebtedness created hereunder and under the other Loan Documents;

                  (b) Indebtedness of the Borrowers and Guarantors, and their Subsidiaries outstanding on the date hereof and listed, together with all lines of credit and other credit facilities to which they are a party, including any renewals and/or replacements thereof on Schedule 6.2;

                  (c) Indebtedness (i) evidenced by performance bonds issued in the ordinary course of business or reimbursement obligations in respect thereof, provided that such Indebtedness, when combined with Indebtedness permitted by Section 6.2(i), does not exceed US$20,000,000 in aggregate principal amount at any time outstanding, (ii) evidenced by a letter of credit facility related to insurance associated with claims for work-related injuries or (iii) for bank overdrafts incurred in the ordinary course of business that are promptly repaid;

                  (d) trade credit incurred to acquire goods, supplies and services incurred in the ordinary and normal course of business;

                  (e)      Lease Expenses;

                  (f) Indebtedness of the Borrowers with respect to the Leasehold Improvement Loan together with up to US$25,000,000 of additional leasehold improvement financing described in Section 6.3(h);

                  (g) Indebtedness of QAPL to the former shareholders of QIPL for the deferred purchase price for the acquisition of the shares of QIPL by QAPL, and Indebtedness of Quiksilver in respect of its guaranty of such Indebtedness of QAPL;

                  (h) Indebtedness of Quiksilver Japan K.K. under a line of credit for working capital purposes in an amount not exceeding the Alternate Currency Equivalent of US$10,000,000 in aggregate principal amount at any time outstanding; and

                  (i) Indebtedness of the Borrowers in addition to the foregoing, provided that such Indebtedness, when combined with Indebtedness permitted by Section 6.2(c)(i), does not exceed US$20,000,000 in aggregate principal amount at any time outstanding.

         6.3 Limitation on Liens. The Borrowers shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of their property, assets or revenues (including trademarks, copyrights and other intellectual-property rights), whether now owned or hereafter acquired, except for:

                  (a) Liens created hereunder or under any of the other Loan Documents;

                  (b) Liens existing on any Property (other than trademarks, copyrights and other intellectual-property rights) at the time of its acquisition and not created in anticipation of such acquisition;

                  (c) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the relevant Borrower or any relevant Subsidiary, as the case may be, in conformity with GAAP or accounting principles generally accepted in Spain, Japan or Australia, as applicable;

                  (d) Liens created by operation of law not securing the payment of Indebtedness for money borrowed or guaranteed, including carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being contested in good faith by appropriate proceedings;

                  (e) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

                  (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, would not cause a Material Adverse Effect;

                  (h) Liens in favor of (i) the Leasehold Improvement Lender securing the Leasehold Improvement Loan and (ii) other leasehold improvement lenders who have become parties to an intercreditor agreement acceptable to the Agent, to secure an aggregate amount of up to US$ 25,000,000 of additional financing for the build-out of retail stores expected to be opened and/or existing stores which may be expanded, which Liens are subject to the terms of the Intercreditor Agreement;

                  (i) any Lien on assets (other than trademarks, copyrights and other intellectual-property rights) of Quiksilver Japan K.K. securing Indebtedness of such Person permitted under Section 6.2(h); and

                  (j) Liens securing Indebtedness incurred after the date hereof to purchase, or to finance the purchase of, fixed assets, provided that
(i) any such Lien is limited to the fixed asset or assets acquired or financed, and any subsequent improvements thereto, and (ii) such Indebtedness is otherwise permitted under Section 6.2(i); and a Lien on QIPL's trademark rights to the Quiksilver name, logo and related intellectual property in the territories of Australia and New Zealand, in favor of the former shareholders of QIPL, to secure the obligation of QAPL to pay the final installment of the purchase price for the acquisition of the shares of QIPL by QAPL.

         6.4 Limitation on Fundamental Changes. Quiksilver shall not, and shall not permit any of its Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except as permitted by Section 5.4, or create or acquire any Subsidiary, or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its property, business or assets, except that Quiksilver may consummate Acquisitions permitted by Section 6.7.

         6.5 Limitation on Sale of Assets. Quiksilver shall not, and shall not permit any of its Subsidiaries to, make any Asset Disposition unless (i) such Asset Disposition is for fair market value, (ii) the consideration for such Asset Disposition is all cash, (iii) no Default has occurred and is continuing or would result from such Asset Disposition and (iv) the consideration for such Asset Disposition, when aggregated with the consideration for all previous Asset Dispositions during the same calendar year, does not exceed US$10,000,000.

         6.6 Limitation on Dividends. Quiksilver shall not, and shall not permit any of its Subsidiaries to, (a) if a corporation, declare or pay any dividend (other than dividends payable solely in common stock of Quiksilver or its Subsidiaries) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of Quiksilver or its Subsidiaries or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, and (b) if a partnership or a limited liability company, make any distribution with respect to the ownership interests therein, or, in either case, any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Quiksilver or any Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasance, retirements, acquisitions and distributions being herein called "Restricted Payments") provided, however, that
(i) from and including November 1, 2003 to but excluding the Revolving Loan Commitment Expiration Date, Quiksilver shall be permitted to make payments on account of, and set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any shares of its common stock, or any warrants or options to purchase its common stock, not exceeding US$20,000,000 in the aggregate, so long as no Default has occurred and is continuing or would be caused by any of the foregoing, (ii) Quiksilver and its Subsidiaries shall be permitted to make other Restricted Payments so long as no Default has occurred and is continuing or would be caused thereby and
(iii) the Subsidiaries shall in any case be permitted to pay cash dividends and other distributions, directly or indirectly, to Quiksilver.

         6.7 Limitation on Investments, Loans and Advances. Quiksilver shall not, and shall not permit any of its Subsidiaries to, make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (any of the foregoing, an "investment"), any Person, or otherwise make any Acquisition, except for:

                  (a) Quiksilver's ownership interests in its current Subsidiaries;

                  (b) investments in marketable securities, liquid investments and other financial instruments that are acquired for investment purposes and may be readily sold or otherwise liquidated, that have a value which may be readily established and which are investment grade;

                  (c) extensions of trade credit in the ordinary course of business;

                  (d) Acquisitions of Persons or businesses in the same line of business as that described in Section 3.17, provided that (i) no Default has occurred and is continuing or would result from the consummation of such Acquisition (and Quiksilver shall have delivered to the

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                                                                              56

Agent a Covenant Compliance Certificate showing pro forma calculations, as of the most recent quarter-end for which a Covenant Compliance Certificate has been provided by Quiksilver and as of each additional quarter-end through the Revolving Loan Commitment Expiration Date, assuming such Acquisition had been consummated), (ii) the aggregate Consideration therefor shall not exceed US$25,000,000, annually, and US$50,000,000 in the aggregate between the Closing Date and the Maturity Date, (iii) the Agent shall have received, reviewed and approved all documents requested by the Agent to insure that the Lenders have a first-priority security interest in, and assignment of, all personal property assets and interests acquired (excluding intellectual property), to the extent that a security interest in such assets and interests is required by the terms of this Agreement, including consents of third parties if reasonably requested, and (iv) such Acquisition is not opposed by the Person to be, or whose business is to be, acquired;

                  (e)      investments existing on the date hereof and listed on
Schedule 6.7;

                  (f) loans and advances to officers and employees of Quiksilver or any Subsidiary, provided that such loans and advances do not exceed US$5,000,000 in aggregate principal amount at any time outstanding; provided, however, that an individual's use of a cashless exercise procedure to pay the exercise price and required tax withholding (or either of them) in connection with his exercise of a compensatory option to purchase stock issued by any Borrower shall not give rise to a loan or advance for the purposes of this Section 6.7(f) to the extent that all funds representing full payment of such option exercise price and required tax withholding are actually remitted to such Borrower before the close of business on either (i) the date of exercise of the stock option or (ii) the date of issuance of the stock pursuant to the option exercise; and

                  (g)      other loans and/or advances not to exceed
US$5,000,000.

         6.8 Transactions with Affiliates. Quiksilver shall not, and shall not permit any of its Subsidiaries to, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate or with any Subsidiary that has not executed a Guarantee and Guarantor Collateral Documents, unless such transaction is in the ordinary course of Quiksilver's or such Subsidiary's business and is upon terms no less favorable to Quiksilver or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person not an Affiliate or a Subsidiary.

         6.9 Fiscal Year. Quiksilver shall not permit its fiscal year or the fiscal year of any of its Subsidiaries (other than Foreign Subsidiaries) to end on a day other than October 31.

         6.10 Sale-Leaseback Transactions. Quiksilver shall not, and shall not permit any of its Subsidiaries to, sell, assign or otherwise transfer any of its Properties, rights or assets (whether now owned or hereafter acquired) to any Person and thereafter directly or indirectly lease back the same or similar property for consideration exceeding US$5,000,000 in the aggregate in any calendar year.

         6.11 Unfunded Liabilities. Quiksilver shall not permit unfunded liabilities for any and all Plans maintained for or covering employees of Quiksilver or any Subsidiary to exceed US$500,000 in the aggregate at any time.

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                                                                              57

         6.12 Hedging Obligations. Quiksilver shall not, and shall not permit any of its Subsidiaries to, enter into any Hedging Arrangement, except that Quiksilver or any Subsidiary may enter into any Hedging Arrangement that
(a) is of a non-speculative nature, (b) is for the purpose of hedging Quiksilver's or such Subsidiary's reasonably estimated interest rate, foreign currency or commodity exposure and (c) in the case of Quiksilver or any Domestic Subsidiary, is with a Lender.

                                   ARTICLE 7.

                                EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

                  (a) The Borrowers shall fail to pay any principal on any Note when due, or the Borrowers shall fail to pay any interest on any Note, any fee referred to in this Agreement or the letter referred to in Section 4.1(f) or any other amount payable hereunder when due; or

                  (b) Any representation or warranty made or deemed made by any Obligor herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

                  (c) The Borrowers shall default in the observance or performance of any agreement contained in Sections 4.3, 5.2(c), 5.5 (limited to the second clause of the first sentence thereof), 5.6, 5.8 or 5.10 or in any provision of Article 6; or

                  (d) Any Obligor shall default in the observance or performance of any other material agreement contained in this Agreement or the other Loan Documents (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Agent to Quiksilver and
(ii) actual knowledge thereof by a Responsible Officer of such Obligor; or

                  (e) Any material provision of any Loan Document shall at any time for any reason be declared null and void, or the validity or enforceability of any Loan Document shall at any time be contested by any Obligor, or a proceeding shall be commenced by any Obligor, or by any Governmental Authority or other Person having jurisdiction over any Obligor, seeking to establish the invalidity or unenforceability thereof, or any Obligor shall deny that it has any liability or obligation purported to be created under any Loan Document; or

                  (f) Any Obligor shall (i) default in any payment of principal or interest, regardless of the amount, due in respect of any (A) Indebtedness (other than the Notes), issued under the same indenture or other agreement, if the original principal amount of Indebtedness covered by such indenture or agreement is US$750,000 or greater or (B) Guarantee Obligation with respect to an amount of US$750,000 or greater, in either case beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, whether or not such default has been waived by the holders of such Indebtedness or Guarantee Obligation; or
(ii) default in the observance or performance of any

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                                                                              58

other material agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable or such Indebtedness to be required to be defeased or purchased; or any "Event of Default" under the Term Loan Agreement (as defined in the Intercreditor Agreement) shall occur; provided, however, that any default by an Obligor under a Guarantee Obligation with respect to a real property lease shall not constitute a Default under this Section 7(f) if such Obligor is contesting the validity of such default in good faith by appropriate proceedings, such Obligor is maintaining reserves in conformity with GAAP with respect thereto and such default could not reasonably be expected to have a Material Adverse Effect; or

                  (g) (i) Any Obligor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any Obligor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Obligor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Obligor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof, or (iv) any Obligor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i),
(ii), or (iii) above; or (v) any Obligor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due or there shall be a general assignment for the benefit of creditors; or

                  (h) (i) Any Person shall engage in any non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA (other than a standard termination), (v) Quiksilver or any Commonly Controlled Entity would reasonably be expected to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any of clauses (i) through (v) would be true if a reference under the laws of any

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                                                                              59

foreign jurisdiction having a pension law similar to ERISA if a reference to the corresponding provisions of such law were substituted for each reference to ERISA and the Code therein and in the definition of any defined term used therein and in each case regarding clauses (i) through (vi) herein, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to subject any Obligor to any tax, penalty or other liabilities in the aggregate to exceed US$500,000; or

                  (i) One or more judgments or decrees shall be entered against any Obligor involving in the aggregate a liability (not paid or fully covered by insurance) of US$250,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof or in any event five days before the date of any sale pursuant to such judgment or decree; or any non-monetary judgment or order shall be entered against any Obligor that is reasonably likely to have a Material Adverse Effect and either (i) enforcement proceedings shall have been commenced by any Person upon such judgment which have not been stayed pending appeal or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (j) Any material provision of any Loan Document, after delivery thereof pursuant to the provisions hereof, shall, for any reason, cease to be valid or enforceable in accordance with its terms, or any security interest created under any Loan Document shall, for any reason, cease to be a valid and perfected first-priority Lien (except as permitted by Section 6.3) in any material portion of the Collateral, the Guarantor Collateral or the property purported to be covered thereby; or

                  (k) Any event or condition shall occur which the Majority Lenders reasonably believe could have a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) above, automatically the Revolving Loan Commitments and the commitment to issue Letters of Credit shall immediately terminate and the Loans made to the Borrowers hereunder (with accrued interest thereon) and all other Obligations shall immediately become due and payable and, to the extent any Letters of Credit are then outstanding, Quiksilver shall make a cash collateral deposit, to be held by the Agent as collateral under the Security Agreement, in the amount equal to 105% of the aggregate Letter of Credit Amount of such Letters of Credit and (B) if such event is any other Event of Default, with the consent of the Majority Lenders the Agent may, or upon the request of the Majority Lenders the Agent shall, take any or all of the following actions: (i) by notice to Quiksilver declare the Revolving Loan Commitments and the commitment to issue Letters of Credit to be terminated forthwith, whereupon the Revolving Loan Commitments and the commitment to issue Letters of Credit shall immediately terminate; and (ii) by notice to Quiksilver, declare the Loans (with accrued interest thereon) and all other Obligations under this Agreement and the Notes to be due and payable forthwith, whereupon (x) the same shall immediately become due and payable and (y) to the extent any Letters of Credit are then outstanding, Quiksilver shall make a cash collateral deposit, to be held by the Agent as collateral under the Security Agreement, in an amount equal to 105% of the aggregate Letter of Credit Amount of the Letters of Credit outstanding. In all cases, with the consent of the Majority Lenders, the Agent may enforce any or all of the Liens and security interests and other rights and

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                                                                              60

remedies created pursuant to any Loan Document or available at law or in equity. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by Quiksilver.

                                    ARTICLE 8.

                                    THE AGENT

         8.1 Appointment. Each Lender hereby irrevocably designates and appoints JPMorgan Chase Bank as Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes JPMorgan Chase Bank, as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

         8.2 Delegations of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         8.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or
(ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Quiksilver, any Subsidiary or any other Obligor or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of Quiksilver, any Subsidiary or any other Obligor to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Quiksilver, any Subsidiary or any other Obligor.

         8.4 Reliance by the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel

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                                                                              61

(including counsel to the Borrowers), the Accountants and independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders or all Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense (except to the extent incurred as a result of the Agent's gross negligence or willful misconduct) which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Loan Documents in accordance with a request of the Majority Lenders or all Lenders, as may be required, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

         8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default hereunder unless the Agent has received notice from a Lender or Quiksilver referring to this Agreement, describing such Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall use its best efforts to give prompt notice thereof to the Lenders; provided, however, that no failure or delay by the Agent in giving such notice shall relieve any Lender of any obligation hereunder or give rise to any liability of the Agent. The Agent shall take such action with respect to such Default as shall be reasonably directed by the Majority Lenders or all Lenders as appropriate; provided, however that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders or as the Agent shall believe necessary to protect the Lenders' interests in the Collateral or the Guarantor Collateral.

         8.6 Non-Reliance on the Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of Quiksilver, any Subsidiary or any other Obligor, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Quiksilver, each Subsidiary and the other Obligors and made its own decision to make its Loans, and participate in Letters of Credit, hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Quiksilver, its Subsidiaries and the other Obligors. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other

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                                                                              62

information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Quiksilver, any Subsidiary or any other Obligor which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

         8.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by Quiksilver, its Subsidiaries or the other Obligors and without limiting the obligation of such Persons to do so), ratably according to the respective aggregate amounts of their Revolving Loan Commitments from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including the allocated cost of internal counsel), expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent, in its capacity as Agent, but not as a Lender hereunder, in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Notes and all other amounts payable hereunder and the expiration of the Letters of Credit.

         8.8 The Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Quiksilver, any Subsidiary and the other Obligors as though the Agent were not the Agent hereunder and under the other Loan Documents. With respect to the Agent, the Loans made or renewed and the Letters of Credit issued or participated in by the Agent, and any Note issued to the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and the Agent may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

         8.9 Successor Agent. The Agent may resign as Agent upon 30 days' notice to the Lenders. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by Quiksilver (which consent shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent and the term "Agent" shall mean such successor agent, effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation as Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. In addition, after the replacement of an Agent hereunder, the retiring Agent shall remain a party hereto and shall continue to have all the rights and obligations of an Agent under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

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                                                                              63

         8.10 Any Syndication Agent and the Documentation Agent. Neither the Syndication Agents, in their capacity as such, nor the Documentation Agent, in its capacity as such, shall have any rights, powers, duties or obligations under this Agreement or any of the other Loan Documents.

                                    ARTICLE 9.

                                  MISCELLANEOUS

         9.1 Amendments and Waivers. Neither this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. With the prior written consent of the Majority Lenders and Quiksilver (and, in the case of any Loan Document other than this Agreement, the relevant Obligor), Quiksilver may, from time to time, enter into written amendments, supplements or modifications hereto and to the Notes and the other Loan Documents for the purposes of adding any provisions to this Agreement or the Notes or the other Loan Documents or changing in any manner the rights of the Lenders, the Borrowers or any other Obligor hereunder or thereunder or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement or the Notes or the other Loan Documents or any Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) (a) reduce the amount or extend the maturity of any Note or any installment due thereon, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount or extend the time of payment of any fee, indemnity or reimbursement payable to any Lender hereunder, or change the amount of any Lender's Loan Commitment, or amend, modify or waive any provision of Section 2.3 or 2.4, in each case without the written consent of each Lender affected thereby; or (b) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in or otherwise modify the definition of "Majority Lenders," without the written consent of all of the Lenders, or consent to the assignment or transfer by any Obligor of any of its rights and obligations under this Agreement and the other Loan Documents (except as permitted under Section 6.4); or (c) release any Obligor from any liability under its respective Loan Documents; or (d) release any material portion of the Collateral or any material portion of the Guarantor Collateral, except for any Asset Disposition permitted by this Agreement or any other Loan Document; or (e) amend, modify or waive, directly or indirectly, any of the provisions of Section 2.1A(f), 2.10, 2.11 or 7(g); or (f) amend, modify or waive any provision of this Agreement requiring the consent or approval of all Lenders, in each case set forth in clauses (i)(b) through (i)(f) above without the written consent of all the Lenders; or (ii) amend, modify or waive any provision of Section 4.2 with respect to the making of a Loan or the issuance of a Letter of Credit without the written consent of the Majority Lenders; or (iii) amend, modify or waive any provision of Article 8 without the written consent of the then Agent, or any provision affecting the rights and duties of any Issuing Bank as the issuer of Letters of Credit without the consent of such Issuing Bank. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon Quiksilver, the other Obligors, the Lenders, the Agent and all future holders of the Notes. In the case of any waiver, Quiksilver, the other Obligors, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon.

         9.2 Notices. All notices, requests and demands or other communications to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or 3 days after being deposited in the United States mail, certified and postage prepaid and return receipt requested, or, in the case of telecopy notice, when received, in each case addressed as follows in the case of the Borrowers and the Agent, and as set forth on the signature page hereto, or in the Assignment and Assumption pursuant to which a Person becomes a party hereto, in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrowers:             c/o Quiksilver, Inc.
                           15202 Graham Street
                           Huntington Beach, California 92649
                           Attention: Steven L. Brink
                           Telecopy: (714) 889-2322

The Agent:                 JPMorgan Loan and Agency
                           1111 Fannin, 10th Floor
                           Houston, Texas 77002
                           Attention: Debbie Meche
                           Telecopy: (713) 750-2938

with a copy to:            JPMorgan Chase Bank
                           1411 Broadway, 5th Floor
                           New York, New York 10018
                           Attention: Paul J. O'Neill
                           Telecopy: (212) 391-7118

provided, however, that any notice, request or demand to or upon the Agent or the Lenders pursuant to Section 2.1A, 2.1B, 2.2, 2.3 or 2.5 shall not be effective until received.

         9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         9.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

         9.5 Payment of Expenses and Taxes. Quiksilver agrees (a) to pay or reimburse the Agent for all its reasonable costs and out-of-pocket expenses (including travel and other expenses incurred by it or its agents in connection with performing due diligence with regard hereto) incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including syndication efforts in connection with this Agreement and, the reasonable fees and disbursements of counsel to the Agent (including the allocated costs of internal counsel to the Agent), (b) to pay or reimburse the Agent and each Lender for all its reasonable costs and out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents and any such other documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or any insolvency or bankruptcy proceeding, including reasonable fees and disbursements of legal counsel and financial advisors to the Agent and each Lender (including the allocated costs of internal counsel to the Agent), (c) to pay, indemnify and hold harmless each Lender and the Agent from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents and (d) to pay, and indemnify and hold harmless each Lender and the Agent from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including the allocated cost of internal counsel and the reasonable legal fees and disbursements of outside counsel to the Lenders and the Agent), expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes and the other Loan Documents, the Acquisitions or the use of the proceeds of the Loans or the Letters of Credit and any such other documents (all the foregoing, collectively, the "indemnified liabilities"), provided, however, that Quiksilver shall have no obligation hereunder to the Agent or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Agent or such Lender. The agreements in this Section shall survive repayment of the Notes and all other amounts payable hereunder. The Agent and the Lenders agree to provide reasonable details and supporting information concerning any costs and expenses required to be paid by the Borrower pursuant to the terms hereof.

         9.6      Successors and Assigns; Participations; Purchasing Lenders.

                  (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrowers may not assign, transfer or delegate any of their rights or obligations under this Agreement without the prior written consent of each Lender.

                  (b) Any Lender may, in the ordinary course of its commercial banking or finance business and in accordance with applicable law, at any time sell to one or more lenders or financial institutions ("Participants") participating interests in any Loan owing to such Lender, any Letter of Credit participated in by such Lender, any Note held by such Lender, any Loan Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided, however, that the holder of any such participation, other than an Affiliate of such Lender, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting the extension of the maturity of any portion of the principal amount of a Loan or Loan Commitment, the expiration of a Letter of Credit or any portion of interest or fees related thereto allocated to such participation or a reduction of the principal amount or principal payment amount of or the rate of interest payable on the Loans or any fees related thereto or reduction of the amount to be reimbursed under any Letter of Credit, or a release of any Obligor or any substantial portion of the Collateral or the Guarantor Collateral or any increase in participation amounts. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note and the participant in any such Letter of Credit for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. The Borrowers agree that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount continuing of its participating interest were owing directly to it as a Lender under this Agreement or any Note; provided, however, that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lenders the proceeds thereof as provided in Section 9.7. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 with respect to its participation in the Revolving Loan Commitments and the Loans and the Letters of Credit outstanding from time to time; provided, however, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                  (c) Any Lender may, in the ordinary course of its commercial banking or finance business and in accordance with applicable law, at any time sell to any of its Affiliates, to any Lender or any Affiliate thereof or to an Approved Fund, or to one or more additional lenders or financial institutions, which additional lenders or financial institutions shall be subject to the consent of Quiksilver (such consent not to be unreasonably withheld and not to be required if a Default has occurred and is continuing) and the Agent (such consent not to be unreasonably withheld) ("Purchasing Lenders"), all or any part of its rights and obligations under this Agreement, the Notes and the other Loan Documents pursuant to an Assignment and Assumption, executed by such Purchasing Lender and such transferor Lender and delivered to the Agent for its Assumption and recording in the Register (as defined in (d) below); provided, however, that any such sale must be in an amount not less than US$2,000,000 and must result in the Purchasing Lender having at least US$5,000,000 in aggregate amount of Revolving Loans and/or Revolving Loan Commitment (or, in each case, if less, the entire remaining amount of the selling Lender's obligations) under this Agreement, the Notes and the other Loan Documents, and provided further that the Purchasing Lender, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire. Upon such execution, delivery, assumption and recording, from and after the transfer effective date determined pursuant to such Assignment and Assumption, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Revolving Loan Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent of such assigned portion and as provided in such Assignment and Assumption, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Assumption covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Assignment and Assumption shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Revolving Loan Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Revolving Notes and the other Loan Documents. On or prior to the transfer effective date determined pursuant to such Assignment and Assumption, Quiksilver, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Revolving Note or Revolving Notes a new Revolving Note or Revolving Notes to the order of such Purchasing Lender in an amount equal to the Revolving Loan Commitments assumed by it pursuant to such Assignment and Assumption, and if the transferor Lender has retained a Revolving Loan Commitment hereunder, new Revolving Notes to the order of the transferor Lender in an amount equal to the Revolving Loan Commitments retained by it hereunder. Such new Revolving Notes shall be dated the Closing Date and shall otherwise be in the form of the Revolving Notes replaced thereby. The Revolving Notes surrendered by the transferor Lender shall be returned by the Agent to Quiksilver marked "canceled."

                  (d) The Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Assumption delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitments of, and principal amount of the Revolving Loans owing to, and, if applicable, the Letters of Credit participated in by, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Quiksilver, the Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Revolving Loans and the participant in the Letters of Credit, if applicable, recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Quiksilver or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Upon its receipt of an Assignment and Assumption executed by a transferor Lender and Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof, by Quiksilver and the Agent) together with payment to the Agent (except in the case of a Lender assigning to its Affiliate) of a registration and processing fee of $3,500, the Agent shall (i) promptly accept such Assignment and Assumption and
(ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such Assumption and recordation to the Lenders and Quiksilver.

                  (f) Quiksilver authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning Quiksilver and its Subsidiaries and Affiliates which has been delivered to such Lender by or on behalf of Quiksilver pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf of Quiksilver in connection with such Lender's credit evaluation of Quiksilver and its Subsidiaries and Affiliates prior to becoming a party to this Agreement.

                  (g) If, pursuant to this Section, any interest in this Agreement, any Letter of Credit or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender and the Agent (for the benefit of the transferor Lender, the Agent and Quiksilver) that under applicable law and treaties no taxes will be required to be withheld by the Agent, Quiksilver or the transferor Lender with respect to any payments to be made to such Transferee in respect of the Loans or the Letters of Credit, (ii) to furnish to the transferor Lender, the Agent and Quiksilver U.S. Internal Revenue Service Form W-9, W-8BEN or W-8ECI (as applicable to it) (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the transferor Lender, the Agent and Quiksilver) to provide the transferor Lender, the Agent and Quiksilver a new Form W-9, W-8BEN or W-8ECI (as applicable to it) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

                  (h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under its Notes, or, if applicable, its participation in any Letter of Credit, to any Federal Reserve Bank in accordance with applicable law.

         9.7      Adjustments; Setoff.

                  (a) If any Lender (a "benefited Lender") shall at any time receive any payment of all or part of its Loans, its participations in Letters of Credit, or interest thereon, or fees, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 7(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other applicable Lender, if any, in respect of such other Lender's Loans, its participations in Letters of Credit, or interest thereon, or fees, such benefited Lender shall purchase for cash from such other Lenders such portion of each such other Lender's Loans, participations in Letters of Credit, or fees, or shall provide such other Lender with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of such other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Quiksilver agrees that each Lender so purchasing a portion of another Lender's Loans or its participations in Letters of Credit may exercise all rights of payment (including rights of setoff) with respect to such portion as fully as if such Lender were the direct holder of such portion.

                  (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, exercisable upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, to set off and appropriate and apply against the Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof or bank controlling such Lender to or for the credit or the account of Quiksilver. Each Lender agrees promptly to notify Quiksilver after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

         9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         9.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         9.10 Integration. This Agreement represents the entire agreement of the Borrowers, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

         9.11 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402.

         9.12 WAIVER OF JURY TRIAL. IN CONNECTION WITH ANY ACTION OR PROCEEDING, WHETHER BROUGHT IN STATE OR FEDERAL COURT, THE BORROWER, THE LENDERS AND THE AGENT HEREBY EXPRESSLY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY RIGHT THEY MAY OTHERWISE HAVE TO TRIAL BY JURY OF ANY CLAIM, CAUSE OF ACTION, ACTION, DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY OF THEM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, THAT ARISES OUT OF OR RELATES TO (a) ANY OF THE LOAN DOCUMENTS, (b) ANY

NEGOTIATIONS OR COMMUNICATIONS RELATING TO ANY OF THE LOAN DOCUMENTS, WHETHER OR NOT INCORPORATED INTO THE LOAN DOCUMENTS OR ANY INDEBTEDNESS EVIDENCED THEREBY, OR (c) ANY ALLEGED AGREEMENTS, PROMISES, REPRESENTATIONS OR TRANSACTIONS IN CONNECTION THEREWITH.

         9.13 Acknowledgements. Each of the Borrowers hereby acknowledges that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the Notes and the other Loan Documents;

                  (b) neither the Agent nor any Lender has any fiduciary relationship to Quiksilver solely by virtue of any of the Loan Documents, and the relationship pursuant to the Loan Documents between the Agent and the Lenders, on one hand, and the Borrowers on the other hand, is solely that of creditor and debtor; and

                  (c) no joint venture exists among the Lenders or among the Borrowers, on one hand and the Lenders, on the other hand.

         9.14 Intercreditor Agreement. By executing this Agreement as a Lender, or by becoming a Lender hereunder pursuant to an Assignment and Assumption, each Lender hereby agrees to the terms of the Intercreditor Agreement, acknowledges that certain of its rights hereunder shall be subject thereto, and consents to the execution thereof by the Agent on behalf of such Lender.

         9.15 Headings. Section headings are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         9.16 Copies of Certificates, Etc. Whenever the Borrowers are required to deliver notices, certificates, opinions, statements or other information hereunder to the Agent for delivery to any Lender (including under Article 4), they shall do so in such number of copies as the Agent shall reasonably specify.

         9.17 Confidentiality. The Agent and the Lenders shall take normal and reasonable precautions to maintain the confidentiality of all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by Quiksilver, but may, in any event, make disclosures
(i) reasonably required by any bona fide transferee, assignee or participant in connection with the contemplated transfer or assignment of any Revolving Loan Commitments or Loans or participations therein or participations in Letters of Credit or (ii) as required or requested by any governmental agency or representative thereof or as required pursuant to legal process or (iii) to its attorneys and accountants or (iv) as required by law or (v) in connection with litigation involving any Lender, or (vi) to any and all persons, without limitation of any kind, of the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses, if any) that are provided to the taxpayer relating to such tax treatment and tax structure, provided that (a) such transferee, assignee or participant agrees to comply with the provisions of this Section 9.17 unless specifically prohibited by applicable law or court order and (b) in no event shall any Lender be obligated or required to return any materials furnished by Quiksilver or the Subsidiary.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                  BORROWERS

                                  QUIKSILVER, INC.

                                  By: ____________________________________
                                  Name: __________________________________
                                  Title: _________________________________

                                  NA PALI, S.A.S.

                                  By: ____________________________________
                                  Name: __________________________________
                                  Title: _________________________________

                                  QUIKSILVER JAPAN K.K.

                                  By: ____________________________________
                                  Name: __________________________________
                                  Title: _________________________________

                                  UG MANUFACTURING CO PTY LTD.

                                  By: ____________________________________
                                  Name: __________________________________
                                  Title: _________________________________

                                  MULTICURRENCY AGENT

                                  J.P. MORGAN EUROPE LIMITED, as
                                  Multicurrency Agent

                                  By: ____________________________________
                                  Name: __________________________________
                                  Title: _________________________________

                                  LENDERS
                                  JPMORGAN CHASE BANK, as a Lender

                                  By: ____________________________________
                                  Name: __________________________________
                                  Title: _________________________________

                                  Loan Commitment:             $22,500,000

                                  Address for Notices

                                  (a) For Credit

                                  1411 Broadway, 5th Floor
                                  New York, New York 10018
                                  Attention: Paul J. O'Neill
                                  Telephone: (212) 391-7157
                                  Facsimile: (212) 391-7118

                                  (b) For Operations (Other Than Letters of
                                  Credit)

                                  1411 Broadway, 5th Floor
                                  New York, New York 10018
                                  Attention: Millie Nogueras
                                  Telephone: (212) 391-6079
                                  Facsimile: (212) 391-7283

                                  (c) For Letters of Credit

                                  Global Trade Services
                                  10420 Highland Manor Drive
                                  Building No. 2, 4th Floor
                                  Tampa, Florida 33610
                                  Attention: Mildred Bowens
                                  Telephone: (813) 432-6347
                                  Facsimile: (813) 432-5162

                                  Approved Lending Offices

                                  Applicable Lending Office for Base Rate Loans:
                                  1411 Broadway, 5th Floor
                                  New York, New York 10018

                                  Applicable Lending Office for LIBOR Loans:
                                  1411 Broadway, 5th Floor
                                  New York, New York 10018

                                  Applicable Lending Office for Participations in Letters of Credit:
                                  Global Trade Services
                                  10420 Highland Manor Drive
                                  Building No. 2, 4th Floor
                                  Tampa, Florida 33610

                                  UNION BANK OF CALIFORNIA, N.A.,
                                  as a Lender

                                  By: ____________________________________
                                  Name: __________________________________
                                  Title: _________________________________

                                  Loan Commitment:                   $22,500,000

                                  Address for Notices

                                  (a) For Credit

                                  18300 Von Karman Avenue, Suite 310
                                  Irvine, California 92612
                                  Attention: Margaret Furbank
                                  Telephone: (949) 553-6853
                                  Facsimile: (949) 553-7122

                                  (b) For Operations

                                  601 Potrero Grande Drive
                                  Monterey Park, California 91754
                                  Attention: Shirley Davis
                                  Telephone: (323) 720-2870
                                  Facsimile: (323) 724-6198

                                  Approved Lending Offices

                                  Applicable Lending Office for Base Rate Loans:
                                  18300 Von Karman Avenue, Suite 310
                                  Irvine, California 92612

                                  Applicable Lending Office for LIBOR Loans:
                                  18300 Von Karman Avenue, Suite 310
                                  Irvine, California 92612

                                  Applicable Lending Office for Participations in Letters of Credit:
                                  1980 Saturn Street
                                  Monterey Park, California 91755

                                  FLEET NATIONAL BANK, as a Lender

                                  By: ____________________________________
                                  Name: __________________________________
                                  Title: _________________________________

                                  Loan Commitment:                   $20,000,000

                                  Address for Notices

                                  (a) For Credit

                                  40 Broad Street
                                  Boston, Massachusetts 02115
                                  Attention: Stephen J. Garvin
                                  Telephone: (617) 434-9399
                                  Facsimile: (617) 434-6685

                                  (b) For Operations

                                  100 Federal Street
                                  Boston, Massachusetts 02110
                                  Attention: Michelle Mogan
                                  Telephone: (617) 434-4187
                                  Facsimile: (617) 434-9933

                                  Approved Lending Offices

                                  Applicable Lending Office for Base Rate Loans:
                                  100 Federal Street
                                  Boston, Massachusetts 02110

                                  Applicable Lending Office for LIBOR Loans:
                                  100 Federal Street
                                  Boston, Massachusetts 02110

                                  Applicable Lending Office for Participations in Letters of Credit:
                                  100 Federal Street
                                  Boston, Massachusetts 02110

                                  BANK OF AMERICA, N.A., as a Lender

                                  By: ____________________________________
                                  Name: __________________________________
                                  Title: _________________________________

                                  Loan Commitment:                   $20,000,000

                                  Address for Notices

                                  (a) For Credit

                                  675 Anton Boulevard, 2nd Floor
                                  Costa Mesa, California 92626
                                  Attention: Cynthia K. Goodfellow
                                  Telephone: (714) 850-6547
                                  Facsimile: (714) 850-6586

                                  (b) For Operations

                                  333 Beaudry Street; Suite 1100
                                  Los Angeles, California 90017
                                  Attention: Maria Castro
                                  Telephone: (714) 850-6504
                                  Facsimile: (714) 850-6586

                                  Approved Lending Offices

                                  Applicable Lending Office for Base Rate Loans:
                                  675 Anton Boulevard, 2nd Floor
                                  Costa Mesa, California 92626

                                  Applicable Lending Office for LIBOR Loans:
                                  1455 Market Street, 5th Floor
                                  San Francisco, California 94103

                                  Applicable Lending Office for Participations in Letters of Credit:
                                  675 Anton Boulevard, 2nd Floor
                                  Costa Mesa, California 92626

                                  U.S. BANK, as a Lender

                                  By: ____________________________________
                                  Name: Brian Halle
                                  Title: Senior Vice President

                                  Loan Commitment:                   $20,000,000

                                  Address for Notices

                                  (a) For Credit

                                  4100 Newport Place, Suite 120
                                  Newport Beach, California 92660
                                  Attention: Mami Lombardo
                                  Telephone: (949) 863-2365
                                  Facsimile: (949) 863-2335

                                  (b) For Operations

                                  4100 Newport Place
                                  Newport Beach, California 92660
                                  Attention: Patti Brant
                                  Telephone: (949) 863-2470
                                  Facsimile: (949) 863-2335

                                  Approved Lending Offices

                                  Applicable Lending Office for Base Rate Loans:
                                  4100 Newport Place, Suite 120
                                  Newport Beach, California 92660

                                  Applicable Lending Office for LIBOR Loans:
                                  4100 Newport Place, Suite 120
                                  Newport Beach, California 92660

                                  Applicable Lending Office for Participations in Letters of Credit:
                                  4100 Newport Place, Suite 120
                                  Newport Beach, California 92660

                                  COMERICA BANK, as a Lender

                                  By: ____________________________________
                                  Name: Deborah Jenkins
                                  Title: Vice President

                                  Loan Commitment:                   $10,000,000

                                  Address for Notices

                                  (a) For Credit

                                  201 North Figueroa Street, Suite 1425
                                  Los Angeles, California 90012
                                  Attention: Deborah Jenkins
                                  Telephone: (213) 484-3729
                                  Facsimile: (213) 484-3775

                                  (b) For Operations

                                  201 North Figueroa Street, Suite 1425
                                  Los Angeles, California 90012
                                  Attention: Margarita Quiteno
                                  Telephone: (213) 484-3722
                                  Facsimile: (213) 484-3775

                                  Approved Lending Offices

                                  Applicable Lending Office for Base Rate Loans:
                                  333 West Santa Clara Street
                                  San Jose, California 95113

                                  Applicable Lending Office for LIBOR Loans:
                                  333 West Santa Clara Street
                                  San Jose, California 95113

                                  Applicable Lending Office for Participations in Letters of Credit:
                                  333 West Santa Clara Street
                                  San Jose, California 95113

                                  HSBC BANK USA, as a Lender

                                  By: ____________________________________
                                  Name: __________________________________
                                  Title: _________________________________

                                  Loan Commitment:                   $15,000,000

                                  Address for Notices

                                  (a) For Credit

                                  452 Fifth Avenue, 4th Floor
                                  New York, New York 10018
                                  Attention: Michael Behunick/George Ahlmeyer
                                  Telephone: (212) 525-6589
                                  Facsimile: (212) 525-6905

                                  (b) For Operations

                                  1 HSBC Center, 26th Floor
                                  Buffalo, New York 14203
                                  Attention: Donna L. Riley
                                  Telephone: (716) 841-4178
                                  Facsimile: (716) 841-0269

                                  Approved Lending Offices

                                  Applicable Lending Office for Base Rate Loans:
                                  452 Fifth Avenue, 4th Floor
                                  New York, New York 10018

                                  Applicable Lending Office for LIBOR Loans:
                                  452 Fifth Avenue, 4th Floor
                                  New York, New York 10018

                                  Applicable Lending Office for Participations in Letters of Credit:
                                  452 Fifth Avenue, 4th Floor
                                  New York, New York 10018

                                  BANK ONE, N.A., as a Lender

                                  By: ____________________________________
                                  Name: __________________________________
                                  Title: _________________________________

                                  Loan Commitment:                   $15,000,000

                                  Address for Notices

                                  (a) For Credit

                                  1 Bank One Plaza, Suite IL 1-0086
                                  Chicago, Illinois 60670
                                  Attention: Vincent Henchek
                                  Telephone: (312) 732-9772
                                  Facsimile: (312) 336-4380

                                  (b) For Operations

                                  1 Bank One Plaza, Suite IL 1-0088
                                  Chicago, Illinois 60670
                                  Attention: Saul Gierstikas
                                  Telephone: (312) 732-1794
                                  Facsimile: (312) 732-4303

                                  Approved Lending Offices

                                  Applicable Lending Office for Base Rate Loans:
                                  Bank One Plaza, Suite IL 1-0086
                                  Chicago, Illinois 60670

                                  Applicable Lending Office for LIBOR Loans:
                                  Bank One Plaza, Suite IL 1-0086
                                  Chicago, Illinois 60670

                                  Applicable Lending Office for Participations in Letters of Credit:
                                  Bank One Plaza, Suite IL 1-0086
                                  Chicago, Illinois 60670

                                  BANK LEUMI USA, as a Lender

                                  By: ____________________________________
                                  Name: Jacques V. Delvoye
                                  Title: Vice President

                                  Loan Commitment:                   $10,000,000

                                  Address for Notices

                                  (a) Bank Leumi USA

                                  8383 Wilshire Boulevard, #400
                                  Beverly Hills, California 90211
                                  Attention: Jacques Delvoye
                                  Telephone: (323) 966-4727
                                  Facsimile: (323) 966-4248

                                  (b) For Operations

                                  Bank Leumi USA
                                  8383 Wilshire Boulevard, #400
                                  Beverly Hills, California 90211
                                  Attention: Jacques Delvoye
                                  Telephone: (323) 966-4727
                                  Facsimile: (323) 966-4248

                                  Approved Lending Offices

                                  Applicable Lending Office for Base Rate Loans:
                                  Bank Leumi USA
                                  8383 Wilshire Boulevard, #400
                                  Beverly Hills, California 90211

                                  Applicable Lending Office for LIBOR Loans:
                                  Bank Leumi USA
                                  8383 Wilshire Boulevard, #400
                                  Beverly Hills, California 90211

                                  Applicable Lending Office for Participations in Letters of Credit:
                                  Bank Leumi USA
                                  8383 Wilshire Boulevard, #400
                                  Beverly Hills, California 90211

                                  ISRAEL DISCOUNT BANK OF NEW YORK , as a Lender

                                  By: ____________________________________
                                  Name: __________________________________
                                  Title: _________________________________

                                  Loan Commitment:                   $15,000,000

                                  Address for Notices

                                  (a) For Credit

                                  511 Fifth Avenue
                                  New York, New York 10017
                                  Attention: Alan Lefkowitz
                                  Telephone: (212) 551-8288
                                  Facsimile: (212) 551-8720

                                  (b) For Operations

                                  511 Fifth Avenue
                                  New York, New York 10017
                                  Attention: Alan Lefkowitz
                                  Telephone: (212) 551-8288
                                  Facsimile: (212) 551-8720

                                  Approved Lending Offices

                                  Applicable Lending Office for Base Rate Loans:
                                  511 Fifth Avenue
                                  New York, New York 10017

                                  Applicable Lending Office for LIBOR Loans:
                                  511 Fifth Avenue
                                  New York, New York 10017

                                  Applicable Lending Office for Participations in Letters of Credit:
                                  511 Fifth Avenue
                                  New York, New York 10017

                                  ADMINISTRATIVE AGENT

                                  JPMORGAN CHASE BANK, as Administrative Agent

                                  By: ____________________________________
                                  Name: __________________________________
                                  Title: _________________________________